EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT
BY AND BETWEEN
CCA INDUSTRIES, INC.
as Borrower
and
CAPITAL PRESERVATION SOLUTIONS, LLC
as Lender

September 5, 2014

Page

SECTION 1	DEFINITIONS 1

1.1	Definitions 1

1.2	Accounting Terms 12

SECTION 2	THE LOANS 12

2.1	Line of Credit Loans 12

2.2	Term Loan 13

2.3	Notes 13

2.4	Use of Proceeds 13

2.5	Voluntary Prepayments of Term Loan 13

2.6	Mandatory Prepayment 14

2.7	Interest 14

2.8	Repayment 15

2.9	Payments 15

2.10	Protective Advances 15

2.11	Borrowing Notice 15

SECTION 3	REPRESENTATIONS AND WARRANTIES 16

3.1	Incorporation and Good Standing 16

3.2	Power and Authority; Validity of Agreement 16

3.3	No Violation of Laws or Agreements 16

3.4	Compliance. 16

3.5	Litigation 18

1

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3.6	Title to Assets; Material Contracts 18

3.7	Accuracy of Information; Full Disclosure. 18

3.8	Taxes and Assessments 19

3.9	Indebtedness 19

3.10	Fees and Commissions 19

3.11	No Extension of Credit for Securities 19

3.12	Security Interest in Collateral 19

3.13	Capitalization; Subsidiaries 20

3.14	Intellectual Property 21

3.15	Transactions with Affiliates 21

3.16	Antitakeover Provisions 21

SECTION 4	CONDITIONS 21

4.1	Conditions to Initial Funding 21

4.2	Requirements for Each Loan 23

4.3	Method of Certifying Certain Conditions 24

SECTION 5	AFFIRMATIVE COVENANTS 24

5.1	Existence and Good Standing 24

5.2	Cash Receipts 24

5.3	Books and Records 24

5.4	Notices of Certain Events 24

5.5	Taxes 25

2

(continued)
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5.6	Costs and Expenses 26

5.7	Collateral 26

5.8	Compliance; Notification 26

5.9	Subsidiaries 26

5.10	Transactions Among Affiliates 26

5.11	Mortgages/Deeds of Trust 26

5.12	Patents, Etc 27

5.13	Licenses, Permits, Etc 27

5.14	Monthly Reports 27

5.15	Field Examinations 27

5.16	Insurance 27

5.17	SEC Filings, Etc 28

5.18	Material Contracts 28

5.19	Registration Rights Agreement 28

5.20	Authorization of Third Parties to Deliver Information 28

5.21	Certain Post-Closing Deliverables. Borrower shall comply with the post-closing undertakings at the times specified on Schedule 5.21 hereto 28

SECTION 6	NEGATIVE COVENANTS 29

6.1	Indebtedness 29

6.2	Guarantees 29

6.3	Loans 29

6.4	Liens and Encumbrances 29

3

(continued)
Page

6.5	Additional Negative Pledge 30

6.6	Transfer of Assets; Liquidation; Limitation on Issuance 30

6.7	Acquisitions and Investments 30

6.8	Payments to Affiliates 30

6.9	Margin Loans 31

6.10	Restricted Payments 31

6.11	Maintenance of Insurance Policies 31

6.12	Corporate Documents 31

6.13	Change in the Nature of Business 31

6.14	Subsidiaries 31

6.15	Accounting; Fiscal Year 31

6.16	Swap Agreements 31

6.17	Emerson Contracts 31

SECTION 7	COLLATERAL 32

7.1	Security Interests 32

7.2	Financing Statements 33

7.3	Third Party Waivers 33

7.4	Places of Business; Collateral Locations; Search and Filing Information 34

7.5	Accounts 34

7.6	Letters of Credit, Chattel Paper and Instruments 35

7.7	Deposit Accounts and Investment Property 35

7.8	Equipment and Inventory 35

4

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7.9	Condition of Inventory and Equipment 36

7.10	Expenses of Lender 36

7.11	Notices 36

7.12	Insurance, Discharge of Taxes, Etc 36

7.13	Waiver and Release by Borrower 36

7.14	Custody of Inventory and Equipment 36

7.15	Records and Reports 37

7.16	Further Assurances 37

7.17	Application of Proceeds of Collateral 37

7.18	Continuing Collateral 37

7.19	Set-Off 37

7.20	Inspection and Information 37

SECTION 8	DEFAULT 38

8.1	Events of Default 38

8.2	Remedies 40

SECTION 9	MISCELLANEOUS 40

9.1	Indemnification and Release Provisions 40

9.2	Governing Law 40

9.3	Survival 40

9.4	No Waiver; Cumulative Remedies 40

9.5	Amendments 40

5

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9.6	Headings 41

9.7	Notices 41

9.8	Payment on Non-Business Days 42

9.9	Time of Day 42

9.10	Confidentiality 42

9.11	Severability 42

9.12	Counterparts 42

9.13	Consent to Jurisdiction and Service of Process 42

9.14	WAIVER OF JURY TRIAL 43

9.15	ACKNOWLEDGEMENTS 43

9.16	Binding Effect; Assignment 43

6

LIST OF SCHEDULES

Schedule 3.1    States of Borrower’s Incorporation and Qualification

Schedule 3.3    No Violation of Laws

Schedule 3.5    Litigation

Schedule 3.6    Material Contracts

Schedule 3.14    Intellectual Property

Schedule 3.15    Transactions with Affiliates

Schedule 5.21    Certain Post-Closing Deliverables

Schedule 6.1    Indebtedness

Schedule 6.4    Liens

Schedule 7.3    Leased Locations and Warehouse Locations; Other Third Party Arrangements

Schedule 7.4    Organizational Information

Schedule 7.7        Deposit Accounts and Investment Property

LIST OF EXHIBITS

Exhibit A-1    Form of Line of Credit Note
Exhibit A-2    Form of Term Note
Exhibit B    Form of Borrowing Base Certificate
Exhibit C    Warrant to Purchase Common Stock
Exhibit D    Stock Purchase Agreement

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of September 5, 2014, by and between CCA INDUSTRIES, INC., a Delaware corporation, having an address at 200 Murray Hill Parkway, East Rutherford, NJ 07073 (“Borrower”), and CAPITAL PRESERVATION SOLUTIONS, LLC, with offices at One Belmont Avenue, Suite 602, Bala Cynwyd, PA 19004 (“Lender”).

BACKGROUND

Lender desires to provide (i) a working capital line of credit to Borrower in an aggregate principal amount not to exceed $5,000,000 and (ii) a term loan to Borrower in an aggregate principal amount not to exceed $1,000,000 for working capital purposes, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1    DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Account” has the meaning given to such term in the UCC.

“Affiliate” of any Person means any other Person who, directly or indirectly, is controlled by, controls or is under common control with, such Person. For purposes of this definition, “control” means the power to direct the management of the Person in question.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as each may be amended, modified, extended, consolidated or restated from time to time.

“Availability Reserves” means, as of any date of determination, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves in amounts as Lender may from time to time establish or revise in good faith, reducing the amount of the Borrowing Base. Such reserves may be established, among other things, to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the Collateral or any property that is security for Indebtedness to Lender, its value or the amount that might be received by Lender from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business, operations or prospects of Borrower or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof).

“Available Line of Credit Commitment” has the meaning given to such term in Section 2.1(b) (Line of Credit Loans—Available Line of Credit Commitment).

“Books and Records” has the meaning given to such term in Section 7.1(a)(xii) (Security Interests).

“Borrower” has the meaning given to such term in the first paragraph of this Agreement.

“Borrowing Base” means, subject to the provisions of Section 2.1(b) (Line of Credit Loans—Available Line of Credit Commitment), as to Borrower as at any date of determination, an amount equal to:

(a)	80% of Eligible Accounts; plus

(b)	50% of the Value of Eligible Inventory; minus

(c)	Availability Reserves.

“Borrowing Base Certificate” means a full and complete certificate in substantially the form attached hereto as Exhibit B and otherwise acceptable to Lender, certified as true, correct and complete by Borrower’s Chief Executive Officer or Chief Financial Officer.

“Business Day” means any day not a Saturday, Sunday or a day on which banks are required or permitted to be closed under the laws of the States of New Jersey or Delaware.

“Capital Lease” means a lease with respect to which the lessee is required to recognize the acquisition of an asset and/or the incurrence of a liability in accordance with GAAP.

“Capital Stock” means any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including, without limitation, any partnership interest in any general partnership or limited partnership and any membership interest in any limited liability company.

“Change of Control” is deemed to occur if a Person, other than (i) Lender (and/or its Affiliates), (ii) the holder (and/or its Affiliates) of the Warrant and (iii) the holders (and/or their Affiliates) of Capital Stock of Borrower on the Closing Date, is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, except that a person shall be deemed to be the “beneficial owner” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of all outstanding Capital Stock of Borrower.

“Chattel Paper” has the meaning given to such term in the UCC.

“Class A Common Stock” has the meaning given to such term in Section 3.13(a) (Capitalization; Subsidiaries).

“Closing Date” means the date on which this Agreement is fully executed and the conditions in Section 4 (Conditions) are satisfied (or waived).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means all property of Borrower which serves as collateral for any of the Liabilities under Section 7 (Collateral) or otherwise.

“Collateral Assignment” means that certain Collateral Assignment, dated as of the date hereof, by Borrower in favor of Lender in respect of the Emerson Contracts.

“Commitments” means the collective reference to the Line of Credit Commitment and the Term Loan Commitment.

“Common Stock” has the meaning given to such term in Section 3.13(a) (Capitalization; Subsidiaries).

“Company Stock” has the meaning given to such term in Section 3.13(a) (Capitalization; Subsidiaries).

“Default” means an event or condition which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.7 (Interest).

“Delinquent Purchaser” means a Purchaser with more than fifty percent (50%) of the Accounts owing by it to Borrower being more than 90 days past the earlier of shipment or date of invoice.

“Deposit Account” has the meaning given to such term in the UCC.

“Documents” has the meaning given to such term in the UCC.

“Eligible Account” means any Account arising from the sale of goods owned by Borrower and that Lender determines is eligible as the basis for the extension of Line of Credit Loans hereunder. Without limiting Lender’s discretion, no Account shall be an Eligible Account unless it was created by Borrower or any of the Emerson Parties pursuant to the Emerson Contracts, in each case in an arm’s-length transaction that meets all of the following specifications:

(a)	the Account is lawfully owned by Borrower and Borrower has the right to grant a security interest therein;

(b)	the Account is valid and enforceable;

(c)	the Account is not subject to any defense, set-off, counterclaim, warranty claim, credit, allowance or adjustment;

(d)	to the extent goods have been delivered, the Purchaser has accepted such goods, and no part of such goods have been returned, rejected, lost or damaged;

(e)
the sale giving rise to the Account was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreements, and such goods have been shipped or otherwise made available to the Purchaser in accordance with the agreements between such Purchaser and Borrower or between such Purchaser and the Emerson Parties acting pursuant to the Emerson Contracts;

(f)	the Account has arisen in the ordinary course of business of Borrower or the Emerson Parties acting pursuant to the Emerson Contracts;

(g)	the Purchaser owing such Account is not subject to a proceeding under any Debtor Relief Laws;

(h)
the Account has been invoiced on or about the date on which the Inventory or other goods to which such invoice relates has been delivered and has remained unpaid for less than 91 days from the earlier of the date of shipment or the date of invoice;

(i)	the Purchaser related to such Account is not a government or governmental agency or authority;

(j)
the Account is owed by a Purchaser who is located in the United States or Canada or any state or other political subdivision of the United States or Canada, and such Purchaser maintains an office in the United States or Canada to which such Account is invoiced;

(k)	the payment for such Account has not been returned uncollected for any reason;

(l)	the Purchaser for such Account is not in default pursuant to the terms underlying the agreement creating such Account;

(m)	the Purchaser owing such Account is not Borrower or an Affiliate or Subsidiary of Borrower or an employee, officer, director or shareholder of Borrower or any Affiliate or Subsidiary;

(n)	the Account is not a contra account;

(o)	the Account is not owed by any Purchaser for which Borrower or any of the Emerson Parties acting pursuant to the Emerson Contracts has imposed sales terms of payment in advance or cash on delivery;

(p)	the Account is not owed by a Delinquent Purchaser or any Subsidiary or Affiliate of a Delinquent Purchaser;

(q)	the Account is subject to a valid and enforceable first priority perfected Lien in favor of Lender;

(r)
the Purchaser owing such Account is located in and maintains assets in a state or province the courts of which are available to Borrower without the need of Borrower to cure any failure to qualify to do business, to file any overdue tax returns, to pay any past due tax due, to file any past due business activities reports or to comply with any other requirement for the use of such courts;

(s)
if such Account is evidenced or secured by an Instrument, a letter of credit or a judgment, any and all such Instruments, letters of credit and/or judgments have been assigned to Lender, and copies (or if requested by Lender, originals) of any such Instruments and letters of credit have been delivered to Lender;

(t)	the Inventory giving rise to such Account was not, at the time of sale thereof, subject to any Lien except those in favor of Lender;

(u)	the Account does not arise from services under or related to any warranty obligation of Borrower or out of service charges, finance charges or other fees for the time value of money;

(v)
no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of Borrower or any other obligor in respect of any of Borrower’s agreements with the Purchaser;

(w)	no part of the Account represents retainage;

(x)
if such Account is subject to any Emerson Contract or collectible by any Emerson Party, (i) no Emerson Party has become insolvent, bankrupt or has generally failed to pay its debts as such debts become due, (ii) no Emerson Party has been adjudicated insolvent or bankrupt, (iii) no Emerson Party has admitted in writing its inability to pay its debts, (iv) no Emerson Party has suffered a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within 60 days, (v) no Emerson Party has made a general assignment for the benefit of creditors, (vi) no Emerson Party has suffered proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within 60 days, (vii) no proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors has been instituted or commenced by such Emerson Party, (viii) no order for relief has been entered relating to any of the foregoing proceedings, and (ix) no Emerson Party has by any act or failure to act indicated its consent to, approval of or acquiescence in any of the foregoing;

(y)
if such Account is subject to any Emerson Contract or collectible by any Emerson Party, no judgment, writ, warrant or attachment or execution or similar process shall have been rendered, issued or levied against such Account or proceeds thereof held by any Emerson Party or its representative for or on behalf of, or due by any Emerson Party or its representative to, Borrower, unless such process shall have been paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within 30 days after its issuance or levy or, in the case of any judgment, such judgment is covered by insurance (and the insurer has not expressly disclaimed coverage with respect thereto); and

(z)	such Account is otherwise acceptable to Lender.

“Eligible Inventory” means at any time, Inventory of Borrower that Lender determines is eligible as the basis for the extension of Line of Credit Loans. Without limiting Lender’s discretion, no Inventory shall be Eligible Inventory if:

(a)	it is not is subject to a first priority, valid and enforceable, perfected Lien in favor of Lender;

(b)
it is not in Lender’s opinion covered by adequate insurance protection against theft, loss or damage, or insurance is not in effect as to such Inventory in compliance with the provisions of Section 5.16 (Insurance);

(c)	it is subject to any Lien other than a Lien in favor of Lender;

(d)
it is, in Lender’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity, and/or failure to meet applicable customer specifications or acceptance procedures;

(e)	it does not conform to all standards imposed by any governmental authority or is not made in compliance with applicable law, including the Fair Labor Standards Act;

(f)	any Person, other than Borrower, has any direct or indirect ownership, interest or title to such Inventory;

(g)
it is not finished goods (it being understood, however, that replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are of a research nature, goods that have been returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, and goods being rented to clients shall not be deemed to be Eligible Inventory);

(h)
it is located (i) at premises owned by Borrower which is subject to a mortgage in favor of a Person other than Lender and such mortgagee has not delivered a mortgagee waiver in form and substance satisfactory to Lender, (ii) at premises leased by Borrower where the lessor has not delivered to Lender a landlord or similar waiver satisfactory to Lender in its sole discretion, provided, that, if no such waiver has been delivered, the Inventory located at such premises shall be Eligible Inventory if a reserve in an amount equal to the rent, charges, and other amounts due or to become due with respect to such facility for a period of three (3) months plus any past-due rent, charges or other amounts has been established by Lender, or (iii) at a third party warehouse or with a third party bailee (other than a third party processor) where such warehouseman or bailee has not delivered to Lender a third party waiver satisfactory to Lender in its sole discretion, provided, that, if no such waiver has been delivered, the Inventory in the possession or control of such warehouseman or bailee shall be Eligible Inventory if a reserve in an amount equal to the charges and other amounts due or to become due with respect to such warehouse or bailee location for a period of three (3) months plus any past-due charges or other amounts has been established by Lender;

(i)	it is the subject of a consignment;

(j)	it is perishable;

(k)
it contains, bears or is subject to any intellectual property rights licensed to Borrower unless Lender is satisfied, after reviewing the licensing arrangements (which Borrower shall provide to Lender promptly upon execution thereof) that Lender may sell or otherwise dispose of such Inventory without (i) the consent of the licensor unless such consent has been obtained and is in full force and effect, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, and (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l)
it contains, bears or is subject to any intellectual property rights of Borrower unless Lender has been granted a right to use the same during the occurrence and continuation of an Event of Default pursuant to a collateral assignment or otherwise;

(m)	it is not reflected in a current perpetual inventory report of Borrower;

(n)	it is subject to any reclamation rights asserted by the seller;

(o)	it is subject to an enforceable retention of title arrangement;

(p)	it is an agricultural product; or

(q)	it is inventory that Lender otherwise determines is not acceptable.

“Emerson Contracts” means (a) that certain Services Outsourcing Agreement, dated as of January 20, 2014, between Borrower and Emerson Healthcare, LLC (the “Services Outsourcing Agreement”), and (b) that certain Sales Representation Agreement, dated as of January 20, 2014, between Borrower and S. Emerson Group, Inc., each as the same may be amended or otherwise modified from time to time.

“Emerson Parties” means, collectively, any Contractor or Representative (as such terms are defined in the Emerson Contracts) or any of their respective successors or assigns.

“Equipment” has the meaning given to such term in the UCC.

“Event of Default” means an event described in Section 8.1 (Events of Default).

“Filed SEC Documents” has the meaning given to such term in Section 3.7(d) (Accuracy of Information; Full Disclosure).

“Fiscal Year” of Borrower means a twelve month period ending on November 30.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“General Intangible” has the meaning given to such term in the UCC.

“Indebtedness” of any Person means, without duplication, all (i) obligations of such Person for borrowed money or for the deferred purchase price of property or assets, (ii) obligations secured by any lien upon property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, whether or not the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) Capital Leases, (v) guarantees of Indebtedness, and (vi) reimbursement obligations in respect of letters of credit. “Indebtedness” does not include accrued expenses or accounts payable incurred in the ordinary course of business, or amounts payable under operating leases. For purposes of this definition, (a) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the outstanding amount of the obligations guaranteed and the maximum dollar amount for which the guaranteeing Person may be liable pursuant to the terms of such guarantee to the extent such guarantee is limited to a specific dollar amount (but excluding any limitation resulting from a savings clause), and (b) the amount of any Indebtedness described in clause (ii) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation if and to the extent such Person has not assumed or become liable for such obligation.

“Instrument” has the meaning given to such term in the UCC.

“Intellectual Property” has the meaning given to such term in Section 3.14 (Intellectual Property).

“Intellectual Property Security Agreement” has the meaning given to such term in Section 4.1(e).

“Interest” has the meaning given to such term in Section 2.7 (Interest).

“Interest Rate” has the meaning given to such term in Section 2.7 (Interest).

“Inventory” has the meaning given to such term in the UCC.

“Investment Property” has the meaning given to such term in the UCC.

“Lender” has the meaning given to such term in the first paragraph of this Agreement.

“Letter-of-Credit Right” has the meaning given to such term in the UCC.

“Liabilities” has the meaning given to such term in Section 7.1 (Security Interests).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien, among other things, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Line of Credit Commitment” has the meaning specified in Section 2.1(a) (Line of Credit Loans).

“Line of Credit Loans” has the meaning given to such term in Section 2.1(a) (Line of Credit Loans).

“Loans” means, collectively, the Line of Credit Loans and the Term Loan.

“Loan Documents” means this Agreement, the Note, the Security Documents, the Warrant, the Borrowing Base Certificates, the Perfection Certificate, and any instrument, certificate, or other document evidencing or related to the Loans or issued or given in connection with this Agreement, the Warrant, any of the other Loan Documents or the Loans.

“Losses” has the meaning specified in Section 9.1 (Indemnification and Release Provisions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, financial condition, results of operations, prospects, or properties of (i) Borrower, or (ii) Borrower and its Subsidiaries taken as a whole;

(b)	the binding nature, validity or enforceability of any of the Loan Documents;

(c)	the ability of Borrower or any of its Subsidiaries to perform its obligations under any of the Loan Documents to which it is a party; or

(d)	the validity, perfection, priority or enforceability of the Liens granted to Lender in any material portion of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person is a party involving aggregate consideration payable to or by such Person of an amount equal to or greater than one percent (1%) of Borrower’s gross revenue (based on a trailing twelve-month basis as of any date of determination), (ii) each contract or agreement for the collection of Accounts (including, without limitation, the Emerson Contracts), (ii) each contract or agreement for a lease of real property, and (iii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means December 5, 2015.

“Notes” means the promissory notes evidencing the Loans, which promissory notes are delivered by Borrower to Lender (including, without limitation, any successors and assigns thereof) pursuant to this Agreement (including, without limitation, any amendments, modifications or supplements of such notes from time to time), and any replacement promissory notes issued in lieu of the foregoing.

“Perfection Certificate” means the Perfection Certificate, dated as of the Closing Date, executed by Borrower by its Chief Executive Officer or Chief Financial Officer and delivered to Lender.

“Permitted Encumbrances” has the meaning given to such term in Section 6.4 (Liens and Encumbrances).

“Permitted Indebtedness” has the meaning given to such term in Section 6.1 (Indebtedness).

“Permitted Investments” means:

(a)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 6 months from the date of acquisition;

(b)
time deposits, certificates of deposit, repurchase agreements, reverse repurchase agreements and banker’s acceptances of any domestic U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $100,000,000 having maturities of not more than 6 months from the date of acquisition;

(c)
commercial paper having, at the time of acquisition thereof, a rating of at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investor Service, Inc. and maturing within 3 months after the date of acquisition;

(d)
money market funds which invest at least 90% of their assets continually in the types of securities or instruments described in clauses (i), (ii), and (iii) above and which seek to maintain a net asset value of $1 per share, in each case, which can be liquidated without financial penalty;

(e)	investments in cash;

(f)	investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(g)	deposits made in connection with the purchase of goods or services in the ordinary course of business;

(h)
investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any lien in favor of Borrower or its Subsidiaries; and

(i)	deposits of cash made in the ordinary course of business to secure performance of operating leases.

“Person” means an individual, corporation, partnership, limited liability company, trust or any other entity.

“Preferred Stock” has the meaning given to such term in Section 3.13(a) (Capitalization; Subsidiaries).

“Purchaser” means a buyer of goods from Borrower or a customer for whom services have been rendered or materials furnished by Borrower or any other debtor or lessee obligated to Borrower under any Chattel Paper, Document, Instrument or General Intangible.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)
such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(b)
such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender, and

(c)
if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Liabilities, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness.

“Restricted Payment” means (i) any dividend, distribution or payment of any nature on account of or in respect of any shares of Capital Stock, including but not limited to any payment on account of the purchase, redemption, put, retirement, defeasance or acquisition of any shares of Capital Stock, in each case regardless of whether required by the terms of such Capital Stock or any other agreement or instrument, or (ii) any payment of interest on or principal of any other Indebtedness.

“SEC Documents” has the meaning given to such term in Section 3.4(e) (Compliance).

“Security Documents” means this Agreement, the Collateral Assignment and any other document or instrument securing the Loans and any financing statements filed in connection therewith.

“Specified Subsidiaries” mean CCA Online Industries, Inc., a New Jersey corporation, CCA IND. S.A. de C.V., a variable capital corporation organized under the laws of Mexico, CCA Cosmetics, Inc., a Delaware corporation, CCA Laboratories, Inc., a Delaware corporation, Continental Quest Corporation, a Delaware corporation, and Nutra Care Corporation, a Delaware corporation.

“Stock Purchase Agreement” has the meaning given to such term in Section 4.1(o) (Conditions to Initial Funding).

“Subsidiary” means any corporation, partnership, trust, limited liability company or other business entity of which Borrower, directly or indirectly, owns more than 50% of the total voting power of all outstanding Capital Stock.

“Supporting Obligation” has the meaning given to such term in the UCC.

“Swap Agreement” means (a) any and all rate swap transactions, foreign exchange transactions, credit derivative transactions and commodity transactions, including, but not limited to, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Takeover Laws” has the meaning given to such term in Section 3.16 (Antitakeover Provisions).

“Term Loan” has the meaning given to such term in Section 2.2 (Term Loan).

“Term Loan Commitment” has the meaning specified in Section 2.2 (Term Loan).

“UCC” means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania on the date hereof and as amended from time to time, or in any other state or states which, pursuant to the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that the definitions set forth above should be construed in their broadest sense so that Collateral will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the Uniform Commercial Code that broaden the definitions, they are incorporated herein and if existing definitions in the Uniform Commercial Code are broader than the amended definitions, the existing ones shall be controlling.

“Value” means, with respect to Eligible Inventory and as determined by Lender in good faith and in a commercially reasonable manner, the lower of (a) the cost of such inventory, computed on a first-in-first-out basis in accordance with GAAP, and (b) the market value of such inventory; provided that, for purposes of the calculation of the Borrowing Base, the Value of Eligible Inventory shall not include: (A) the portion of the value of Eligible Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or its Subsidiaries or (B) write-ups or write-downs in value with respect to currency exchange rates.

“Warrant” means that certain Warrant to Purchase Common Stock, issued on the date hereof, in the form attached as Exhibit C.

1.2    Accounting Terms. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.

SECTION 2        THE LOANS

2.1    Line of Credit Loans.

(a)
Line of Credit Loans. Subject to and upon the terms and conditions set forth in this Agreement, Lender shall make advances to Borrower from the Closing Date until the Maturity Date in an aggregate principal amount outstanding at any one time not to exceed $5,000,000 (as the same may be reduced pursuant to the terms of this Agreement, the “Line of Credit Commitment”), the proceeds of which shall be used for working capital purposes; provided, however, that, subject to Section 2.10 (Protective Advances), the aggregate amount of the Line of Credit Commitment available for borrowing at any time shall not exceed the Available Line of Credit Commitment at such time. Within the limits set forth above and otherwise herein, until the Maturity Date, Borrower may borrow under this Section 2.1(a), repay or prepay such advances, and reborrow under this Section 2.1(a). The amounts loaned to Borrower pursuant to the line of credit facility described in this Section 2.1(a) are referred to as the “Line of Credit Loans.”

(b)
Available Line of Credit Commitment. “Available Line of Credit Commitment” shall mean an amount equal to the lesser of (i) the Borrowing Base and (ii) the Line of Credit Commitment, in each case as the same is reduced by the aggregate principal amount of any outstanding Line of Credit Loans.

(c)
Borrowing Base. The amount of the Borrowing Base shall be the amount specified on the most recently delivered Borrowing Base Certificate, absent manifest error. Lender may, in its discretion, from time to time, make changes to applicable standards of eligibility and reserves for any assets in the Borrowing Base, which changes shall be effective immediately after Lender shall have delivered notice of such changes to Borrower. Notwithstanding anything to the contrary contained herein, if a Borrowing Base Certificate is not delivered at any time specified in Section 4.2 (Requirements for Each Loan) or Section 5.14 (Monthly Reports), Borrower shall not be entitled to request Line of Credit Loans until such time as the Borrowing Base Certificate is so delivered.

2.2    Term Loan. Subject to and upon the terms and conditions set forth in this Agreement, Lender shall make a loan (the “Term Loan”) to Borrower on the Closing Date in an aggregate principal amount not to exceed $1,000,000 (the “Term Loan Commitment”). Borrower shall not be permitted to reborrow any amount of the Term Loan once repaid.

2.3    Notes. The Line of Credit Loans shall be evidenced by a note to be issued by Borrower to Lender in substantially the form of Exhibit A-1. The Term Loan shall be evidenced by a note to be issued by Borrower to Lender in substantially the form of Exhibit A-2. Upon receipt of an affidavit of Lender as to the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, Borrower will issue, in lieu thereof, a replacement Note.

2.4    Use of Proceeds. The proceeds of the Loans shall be used for general working capital purposes.

2.5    Voluntary Prepayments of Term Loan. Upon five (5) Business Days’ prior written notice by Borrower to Lender (or such shorter period as Lender may agree in its sole discretion), Borrower may prepay the outstanding principal balance under the Term Loan, in whole or in part, provided that any such prepayment shall be accompanied by payment of (a) any accrued and unpaid Interest on the amount so prepaid and (b) any and all fees, costs and expenses then due and owing hereunder or under the Notes or any other Loan Document.

2.6    Mandatory Prepayment.

(a)
Line of Credit. Borrower shall be required to pay to Lender the principal amount of the Line of Credit Loans to the extent, if any, that the aggregate principal amount of Line of Credit Loans then outstanding exceeds the amount of the lesser of the Line of Credit Commitment and the Borrowing Base.

(b)	Term Loan.

(i)    Sale of Assets. If Borrower or any of its Subsidiaries shall sell, lease, transfer, convey or otherwise dispose of, in a single transaction or a series of related transactions, other than in the ordinary course of business, its assets, Borrower shall promptly prepay such amount of the Term Loans as is equal to the net cash proceeds (exclusive of taxes and transactions costs) of such disposition. If any proceeds are received in a form other than cash and subsequently converted into cash, then such proceeds shall be treated as net cash proceeds for purposes of this paragraph at such time as they are converted into cash.

(ii)    Issuance or Sale of Capital Stock. Other than the Warrant (including the Capital Stock issuable thereunder) and any Capital Stock of Borrower issued under any equity incentive plan of Borrower (or its Subsidiaries) duly approved by the Borrower’s board of directors, if any of the Capital Stock of Borrower is issued, sold, transferred, conveyed or otherwise disposed of by Borrower, Borrower shall prepay the Term Loans in an amount equal to the amount of the net cash proceeds from such issuance, sale, transfer, conveyance or other disposition, on the Business Day immediately following the completion of such transaction(s).

(c)	Insurance Proceeds. All proceeds of insurance paid to Lender on account of loss or damage to property shall be applied in accordance with Section 5.16 (Insurance).

Any prepayment under paragraphs (b) and (c) of this Section 2.6 (Mandatory Prepayments) shall be accompanied by payment of (A) any accrued and unpaid Interest on the amount so prepaid and (B) any and all fees, costs and expenses then due and owing hereunder or under the Notes or any other Loan Document. Nothing in this Section 2.6 (Mandatory Prepayments) shall be construed to permit any transaction that is not permitted by other provisions of this Agreement.

2.7    Interest. Borrower promises to pay interest (“Interest”) in cash on the outstanding principal amount of the Loans at a fixed rate of 6% per annum (the “Interest Rate”). Payments of Interest hereunder shall be made in arrears, commencing on the first day of the month immediately following the Closing Date and continuing on the first day of each month thereafter until the Maturity Date, and on the Maturity Date (or such earlier date as interest becomes due and payable per the terms of this Agreement). Interest shall accrue until Borrower’s Indebtedness hereunder is paid in full. Interest will be calculated on the basis of a 360-day year and the actual number of days elapsed. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including, but not limited to, after acceleration, after maturity or after judgment, Borrower hereby agrees to pay to Lender Interest on the outstanding principal balance of the Loans and, to the extent permitted by law, overdue interest thereon at the Interest Rate plus 3% per annum (the “Default Rate”), which Interest shall be due and payable as set forth above.

2.8    Repayment. Subject to mandatory prepayments required pursuant to Section 2.6 (Mandatory Prepayment) and any earlier date as any amount may become due and payable per the terms of this Agreement, the Loans shall be payable on the Maturity Date, on which date all outstanding principal plus all accrued and unpaid Interest thereon and any other amount owing hereunder or under the Notes shall be due and payable in full.

2.9    Payments. All payments of principal, Interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Lender in immediately available funds before 2:00 p.m. (or such later time as may be agreed to by Lender in its sole discretion) on any Business Day at the principal office of Lender set forth at the beginning of this Agreement or by federal funds bank wire transfer to the account or accounts designated for such purpose by Lender.

2.10    Protective Advances. Subject to the limitations set forth below, Lender is authorized by Borrower, from time to time in Lender’s sole discretion (but Lender shall have absolutely no obligation), to make Line of Credit Loans (any such Line of Credit Loans being herein referred to as “Protective Advances”) which Lender deems necessary or desirable (a) to preserve or protect the Collateral or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and any other Indebtedness owing to Lender, or (c) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses) and other sums payable under the Loan Documents. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 (Requirements for Each Loan) have not been satisfied. All Protective Advances shall be Line of Credit Loans bearing interest at the Default Rate.

2.11    Borrowing Notice. Each Loan (other than any Protective Advance) shall be in the minimum amount of Two Hundred and Fifty Thousand Dollars ($250,000) and integral multiples of Two Hundred and Fifty Thousand Dollars ($250,000) in excess of such minimum amount. To effect a funding, Borrower shall give Lender written notice in form satisfactory to Lender specifying the amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice shall be given no later than 12:00 noon at least four (4) Business Days prior to the date of the proposed borrowing (or such shorter period as may be agreed by Lender in its sole discretion). Lender may (but is not obligated to) act upon telephonic notice by Borrower whether or not written notice is received; provided that nothing in this sentence shall relieve Borrower from providing written notice as provided by this Section 2.11. Subject to the satisfaction of the conditions precedent set forth in Section 4.1 (Conditions to Initial Funding), if applicable, and Section 4.2 (Requirements for Each Loan), Lender shall disburse the amount of such funding in accordance with instructions in Borrower’s borrowing notice. Lender shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether Lender has determined to exercise its remedies arising upon the occurrence of such Event of Default or Default.

SECTION 3        REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows (and agrees that such representations and warranties are unaffected by any investigation of Lender):

3.1    Incorporation and Good Standing. Borrower is a corporation duly incorporated and validly existing, as applicable, under the laws of the State of Delaware. Each of Borrower’s Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing under such laws, except CCA Laboratories, Inc., CCA Cosmetics, Inc., Continental Quest Corporation, CCA Online Industries, Inc. and Nutra Care Corporation, which have not filed certain required reports in their respective states of organization. Borrower and each of its Subsidiaries has the power and authority to carry on its business as now conducted, and Borrower is qualified to do business in the states listed on Schedule 3.1, which are all jurisdictions in which the nature of its business or the ownership of its properties requires such qualification.

3.2    Power and Authority; Validity of Agreement. Borrower has the power and authority under applicable law and under its certificate of incorporation and bylaws, as applicable, to enter into and perform this Agreement, the Warrant and the other Loan Documents to the extent that Borrower is a party thereto; and all actions necessary or appropriate for Borrower’s execution and performance of this Agreement, the Warrant and such other Loan Documents have been taken, and, upon their execution, the same constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms subject as to enforceability (a) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditor’s rights generally and (b) to the application of general principles of equity (whether considered in an action at law or in equity).

3.3    No Violation of Laws or Agreements. Except as set forth on Schedule 3.3, Borrower’s entry into and performance of this Agreement and the other Loan Documents, and the issuance of and execution upon the Warrant, do not violate, and Borrower and its Subsidiaries have not violated or received a notice of violation in respect of, any provisions of any law, rule or regulation, federal, state or local (including, without limitation, promulgated by the Securities and Exchange Commission (including, without limitation, the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder) and the Securities Exchange Act of 1934, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder)) or any foreign securities regulatory body, or any governmental authority succeeding to any or all of the functions of any of the foregoing, or any national securities exchange, including, without limitation, the New York Stock Exchange), or its certificate of incorporation, by-laws, or any shareholders’, investors’ or similar agreement to which it is a party, as applicable, or result in any breach or violation of, or constitute a default under, any material agreement or instrument by which Borrower or the property of Borrower may be bound (including, without limitation, any Material Contract). The Borrower’s entry into and performance of this Agreement and the other Loan Documents, and the issuance of and execution upon the Warrant, do not require any approval by any shareholder.

3.4    Compliance.

(a)
Borrower is in compliance in all material respects with all applicable laws, statutes, decrees, orders, judgments, ordinances and regulations, federal, state and local (including, without limitation, all of the foregoing relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials and those laws material to the conduct of its business and operations).

(b)
Borrower possesses all franchises, permits, licenses, certificates of compliance, approvals and grants of authority necessary or required in the conduct of its business as of the date hereof; and all such franchises, permits, licenses, certificates and grants are valid, enforceable and subsisting without any defaults thereunder, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof.

(c)
Borrower has all necessary governmental and other authorizations, approvals, consents, permits, licenses, certifications, accreditations and qualifications, and has complied in all material respects with all applicable requirements of law, including, without limitation, all laws of the United States and any state and of their respective agencies and instrumentalities, to conduct its business as it is presently conducted (and contemplated to be conducted as disclosed in writing to Lender) and to own and operate its facilities as they are presently being operated (and contemplated to be operated as disclosed to Lender in writing); and Borrower has never been, is not presently and has had no notice that it may become, the subject of any disbarment proceeding, including, without limitation, by the United States or any agency or instrumentality thereof or by any state or their respective agencies or instrumentalities.

(d)
Subject to the filing of an appropriate UCC financing statement in the appropriate location, no authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, or under the terms of any Material Contract, is required by reason of or in connection with Borrower’s execution and performance of this Agreement, the Warrant and the other Loan Documents, except those which have been obtained and are in full force and effect.

(e)
Borrower has filed all required reports, schedules, forms, statements and other documents required to be filed by Borrower with the Securities and Exchange Commission since August 1, 2014 (the “SEC Documents”). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder) or the Securities Exchange Act of 1934, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder), as the case may be, and (ii) none of the SEC Documents, except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)	The financial statements of Borrower (including, in each case, any related notes thereto) included in the SEC Documents (including, without limitation, the audited consolidated financial statements included in Borrower’s Annual Report on Form 10-K for the year ended November 30, 2013) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position of Borrower and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the Filed SEC Documents, neither Borrower nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Borrower and its consolidated Subsidiaries or in the notes thereto, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5    Litigation. Except as disclosed on Schedule 3.5, there are no actions, suits, proceedings or claims which are pending or, to Borrower’s knowledge or information, threatened, against Borrower or any of its Subsidiaries or any of their respective officers or relating to or affecting the business, operations or prospects of Borrower and there is no judgment, decree or order against Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any of their respective officers or directors (in their capacities as such) relating to the business of Borrower or any of its Subsidiaries.

3.6    Title to Assets; Material Contracts. Borrower has good and marketable title to all of its properties and assets material to the conduct of its business (subject to the licenses and leases, as applicable, for any licensed or leased properties and assets), free and clear of any liens and encumbrances except for Permitted Encumbrances. All of Borrower’s Material Contracts, other than the Loan Documents, are listed on Schedule 3.6. Except as disclosed on Schedule 3.6, there are no breaches, violations or defaults, and no facts or circumstances exist that constitute or, with the giving of notice or the passing of time would constitute, a material breach, violation or default under any Material Contract.

3.7    Accuracy of Information; Full Disclosure.

(a)
Neither the representations nor the warranties contained in this Agreement, in the Warrant or in any other Loan Document, nor any information, financial statement, certificate or other document furnished to Lender by or on behalf of Borrower hereunder or in connection with the transactions contemplated hereby, other than projections, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(b)	Since the date of the last audited annual financial statements delivered to Lender, there has been no Material Adverse Effect.

(c)
All financial and other projections furnished to Lender by or on behalf of Borrower were based on good faith assumptions believed to be reasonable by Borrower’s management as of the date such projections were furnished; provided that all such projections are subject to the uncertainties inherent in any forward-

looking statement, and there can be no assurance that the results set forth therein will be achieved.

(d)
Except as disclosed in the SEC Documents filed and publicly available on the EDGAR system by August 1, 2014 (the “Filed SEC Documents”), since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Borrower’s Capital Stock, (ii) any redemption, repurchase or other acquisition by Borrower or any of its Subsidiaries of any of the Capital Stock or other securities of Borrower, (iii) any split, combination or reclassification of any of its Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss of property, whether or not covered by insurance, that has had, or is likely to have, a Material Adverse Effect, (v) any change in accounting methods, principles or practices by Borrower materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (vi) any other development or event, or series of developments or events, that has had, or is likely to have, a Material Adverse Effect, other than, in the case of (vi), changes affecting the industry in which Borrower operates generally and changes affecting the world, United States or regional economy generally.

3.8    Taxes and Assessments. Borrower has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty and Borrower has no knowledge of any material deficiency or material additional assessment in connection therewith not provided for in the financial statements required hereunder and delivered to Lender.

3.9    Indebtedness. Borrower does not have any outstanding Indebtedness except Permitted Indebtedness.

3.10    Fees and Commissions. Borrower does not owe any brokers’ or finders’ fees or commissions of any kind, and knows of no claim for any brokers’ or finders’ fees or commissions, in connection with Borrower obtaining the Commitments or Loans from Lender or Borrower consummating the transactions contemplated by the Loan Documents.

3.11    No Extension of Credit for Securities. Borrower is not now, nor at any time has been, engaged principally in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying any margin stock or margin securities, and will not use the proceeds of the Loan directly or indirectly for such purposes.

3.12    Security Interest in Collateral. Borrower acknowledges that Lender may file, and hereby authorizes the filing of, any UCC-1 financing statements that it deems necessary to perfect the security interests granted pursuant to this Agreement and the other Loan Documents to the extent that such security interests may be perfected by filing. Borrower has delivered, or caused to be delivered, to Lender all instruments, documents, certificates and investment property necessary to perfect the security interests granted pursuant to the Loan Documents, to the extent such security interests may be perfected by delivery. Upon the filing of such UCC-1 financing statements in the offices specified thereon, no further action, including any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain Lender’s first priority security interests in the personal property (including fixtures (if any) and Intellectual Property) and Capital Stock of Borrower in its Subsidiaries purported to be created by this Agreement and the other Loan Documents, except for the periodic filing of continuation statements with respect to such UCC-1 financing statements. The Perfection Certificate is true and correct and there have been no changes thereto.

3.13    Capitalization; Subsidiaries.

(a)
The authorized Capital Stock of Borrower consists of (i) 15,000,000 shares of Common Stock, par value $0.01, of Borrower (the “Common Stock”), (ii) 5,000,000 shares of Class A Common Stock, par value $0.01, of Borrower (the “Class A Common Stock” and, together with the Common Stock, the “Company Stock”) and (iii) 20,000,000 shares of Preferred Stock, par value $1.00, of Borrower (“Preferred Stock”).

(b)
As of August 22, 2014, there were (i) 6,038,982 shares of Common Stock issued and outstanding, (ii) 967,702 shares of Class A Common Stock issued and outstanding, and (iii) no shares of Preferred Stock issued and outstanding. As of August 22, 2014, there were 1,000,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued by Borrower to current or former employees, directors and consultants of Borrower and its Subsidiaries.

(c)
All issued shares of Capital Stock of Borrower have been duly and validly issued and are fully paid and nonassessable, free from any Liens created by Borrower with respect to the issuance and delivery thereof and not subject to preemptive rights or other similar rights, and were issued in compliance with all applicable laws concerning the issuance of securities.

(d)
Other than (i) as disclosed in the Filed SEC Documents and (ii) the Warrant and (iii) stock options issued and employee stock purchases made under Borrower’s stock option, stock incentive and stock purchase plans described in the Filed SEC Documents, there are no outstanding (A) securities convertible into or exchangeable for the Capital Stock of Borrower, (B) options, warrants, puts, calls, commitments, conversion rights, plans or other agreements or rights to purchase, acquire, issue, or subscribe for any Capital Stock of Borrower or securities convertible into or exchangeable for the Capital Stock of Borrower, or to dispose of any Capital Stock of Borrower (and all of such options, warrants, puts, calls, commitments, and conversion and other rights were duly authorized), or (C) any other contracts, commitments, agreements, understandings, arrangements or other rights of any kind (including preemptive rights, anti-dilution rights, rights of first refusal and registration rights) to which Borrower is a party or by which Borrower is bound, or, to Borrowers’ knowledge, to which any other Person is a party or by which any other Person is bound, relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Borrower or obligating Borrower to purchase or redeem any such equity interests or other securities of Borrower.

(e)
Borrower has no Subsidiaries other than the Specified Subsidiaries as of the Closing Date. No Subsidiary of Borrower has assets with a value exceeding $10,000 in the aggregate or any business operations or employees.

3.14    Intellectual Property. Set forth on Schedule 3.14 is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, web addresses, sites and domain names and all applications for such which are in the process of being prepared, owned by or registered in the name of Borrower, or of which Borrower is a licensor or licensee or in which Borrower has any right (other than license agreements for commercially available off-the-shelf software that is generally available to the public), and in each case a brief description of the nature of such right. Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, databases and other rights (collectively, “Intellectual Property”), necessary to own and operate its properties and to carry on its business as it is presently conducted without conflict with the rights of others. No claim is pending or, to Borrower’s knowledge, threatened to the effect that any such Intellectual Property owned by Borrower is invalid or unenforceable by Borrower, and Borrower has no knowledge of any basis for any such claim (whether or not pending or threatened). To Borrower’s knowledge, no claim is pending or threatened to the effect that any such Intellectual Property licensed by Borrower, or which Borrower otherwise has the right to use (but does not own), is invalid or unenforceable by Borrower, and Borrower has no knowledge of any basis for any such claim (whether or not pending or threatened).

3.15    Transactions with Affiliates. The Filed SEC Documents set forth for each Person who is an Affiliate, director, officer or any person that holds 5% or more of the outstanding Capital Stock of Borrower every oral or written contract or agreement between or among such Persons or between or among such Persons and Borrower.

3.16    Antitakeover Provisions. Borrower has taken all actions required to exempt this Agreement, the parties hereto, the shares issuable pursuant to the Warrant or acquired pursuant to the stock purchase agreement referred to in Section 4.1(o) (Conditions to Initial Loans—Stock Purchase Agreement) and the other transactions contemplated hereby and thereby from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations, including without limitation section 203 of the Delaware General Corporation Law (“Takeover Laws”). Borrower shall not take any action that would cause any of the foregoing to be subject to requirements imposed by any Takeover Law, and Borrower shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the foregoing from any applicable Takeover Law, as now or hereafter in effect.

SECTION 4        CONDITIONS

4.1    Conditions to Initial Funding. The obligation of Lender to make the Term Loan and the initial Line of Credit Loans under this Agreement shall be subject to Lender’s receipt of the following documents, each in form and substance satisfactory to Lender:

(a)	Promissory Notes. The Notes duly executed by Borrower in respect of the Term Loan and the Line of Credit Loans;

(b)
Authorization Documents; Good Standing. A certificate of the Secretary of Borrower attaching and certifying as to (i) the Certificate of Incorporation of Borrower, (ii) the by-laws of Borrower, (iii) resolutions or other evidence of authorization by the board of directors and, to the extent required, the stockholders, of Borrower, authorizing its execution and full performance of this Agreement, the Note, the Warrant (including the issuance thereof), and each other Loan Document and all other documents and actions required hereunder, (iv) incumbency certificates setting forth the name, title and specimen signature of each officer of Borrower who is authorized to execute this Agreement, the Note, the Warrant, each other Loan Document and the related documents on behalf of such party, and (v) a certificate of the appropriate governmental official as to Borrower’s good standing in the jurisdictions specified in Section 3.1 (Incorporation and Good Standing) and Schedule 3.1;

(c)
Searches. Results of Uniform Commercial Code, tax, other public records and judgment searches against Borrower in those offices and jurisdictions, including, without limitation, the United States Patent and Trademark Office, as Lender shall reasonably request;

(d)
Collateral Documents. The execution and delivery by Borrower of all documents required to perfect the security interests in the Collateral granted under Section 7 (Collateral), including, without limitation, the Collateral Assignment, deposit account control agreements with respect to all Deposit Accounts, uncertificated security control agreements with respect to Investment Property, and landlord, bailee and other third party agreements and waivers to the extent requested by Lender;

(e)
Intellectual Property Security Agreements.  One or more Intellectual Property Security Agreements, duly executed by Borrower and in form and substance acceptable to Lender (the “Intellectual Property Security Agreement”);

(f)	Borrowing Base Certificate. A Borrowing Base Certificate dated no more than four (4) Business Days prior to the Closing Date;

(g)
Review of Accounts Receivable, Inventory, Etc. Satisfactory results of a formal review of the Collateral, including without limitation a satisfactory field exam, performed by an independent third party auditor;

(h)
Evidence of Insurance. Evidence of the insurance required by Section 5.16 (Insurance), together with the (i) lender loss payable, (ii) additional insured and (iii) notice of cancellation (liability) endorsements required thereby;

(i)
Consents and Approvals. All corporate, governmental and judicial consents, approvals and waivers and other third party consents, approvals and waivers necessary in connection with this Agreement and the Loans or other related transactions, shall have been obtained and, if applicable, become final and nonappealable, and shall remain in full force and effect, without the imposition of any conditions that are not acceptable to Lender;

(j)	Financial Statements. Borrower’s monthly financial statements, balance sheets and statements of income and cash flows for the month ending July 31, 2014;

(k)
Officer’s Closing Certificate. A certificate of the Chief Executive Officer or Chief Financial Officer of Borrower, dated as of the Closing Date, certifying as to the matters specified in Sections 4.1(i) and 4.2(c), (d), and (f);

(l)	Opinions of Counsel. Opinions of counsel to Borrower as to the transactions contemplated hereby addressed to Lender, dated as of the Closing Date, in form and content satisfactory to Lender;

(m)	Perfection Certificate. The Perfection Certificate duly executed by Borrower;

(n)	Intentionally Omitted;

(o)
Stock Purchase Agreement. Evidence of the execution and delivery by Capital Preservation Holdings, LLC,, a Delaware limited liability company, as purchaser, and David Edell and Ira Berman, as controlling stockholders of Borrower, of an effective Stock Purchase Agreement in the form attached as Exhibit D (the “Stock Purchase Agreement”);

(p)	Issuance of Warrant. Evidence of the issuance of the Warrant on the date hereof;

(q)	Securities Account. Evidence of closure of securities account #539‑182601‑473 at Morgan Stanley; and

(r)
Other Documents. Such additional documents, instruments, reports, certificates and due diligence reviews as Lender may have reasonably requested, all of which shall be acceptable in form and substance to Lender.

4.2    Requirements for Each Loan. Lender shall not be required to make any Loans to Borrower (including the Term Loan and the initial Line of Credit Loans) unless each of the following conditions is fulfilled to the satisfaction of Lender:

(a)	Borrowing Notice. Lender shall have timely received a borrowing notice pursuant to Section 2.11 (Borrowing Notice) and all accompanying documentation required thereby.

(b)
Costs and Expenses. Payment or reimbursement of all reasonable costs and expenses required to be paid or reimbursed under Section 5.6 (Costs and Expenses) in connection with the preparation and review of the Loan Documents and the making of the Loans hereunder, including, without limitation, lien search fees, filing fees, appraisal fees and attorneys’ fees and disbursements.

(c)	No Default. There shall not, either prior to or after giving effect to such Loans, exist an Event of Default or Default;

(d)	Representations and Warranties. The representations and warranties of Borrower made in the Loan Documents shall be true and correct in all material respects as of the date of each such Loan (both immediately prior to and after giving effect to said Loan) as if made on and as of such date, except (x) to the extent that any such representation or warranty relates to a specific earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date and (y) to the extent any such representation or warranty is by its terms already qualified as to materiality in which case such representation or warranty shall be true and correct in all respects;

(e)	Borrowing Base Certificate. If requested by Lender, a Borrowing Base Certificate dated as of a date satisfactory to Lender; and

(f)	Material Adverse Effect. In Lender’s good faith determination, no condition, circumstance or contingency shall have resulted in a Material Adverse Effect.

(g)
Listing on NYSE MKT. With respect to any Loans other than Loans advanced on the Closing Date, Borrower shall have delivered to Lender evidence of approval by the NYSE MKT for listing of the Capital Stock issuable under the Warrant on the NYSE MKT.

4.3    Method of Certifying Certain Conditions. The request for, and acceptance of, each Loan by Borrower shall be deemed a representation and warranty by Borrower that the conditions specified in Sections 4.2(c), (d), and (f) have been satisfied.

SECTION 5        AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, from the date of this Agreement and for so long as any of the Liabilities remain unpaid or outstanding or the Lender has an unexpired Commitment to lend hereunder, it shall comply with and perform the following:

5.1    Existence and Good Standing. Preserve and maintain its existence as a corporation and its good standing in all states in which it conducts its business and the validity of all its franchises, licenses, permits, certificates of compliance or grants of authority that are required in the conduct of its business, except where the failure to do so is not reasonably likely to have a Material Adverse Effect.

5.2    Cash Receipts. Borrower shall at all times cause all cash receipts (including, without limitation, (i) any proceeds of collections of Accounts and (ii) available cash receipts from the sale of Inventory) to be deposited in a Deposit Account of Borrower subject to an effective account control agreement in favor of Lender in form and substance acceptable to Lender.

5.3    Books and Records. Keep and maintain satisfactory and adequate books and records in accordance with GAAP and make or cause the same to be made available to Lender or its agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit Lender to discuss the contents of same with senior officers of Borrower and also with the outside auditor and accountant of Borrower.

5.4    Notices of Certain Events.

(a)
Notify Lender in writing within three (3) Business Days of its knowledge of the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim.

(b)	Notify Lender in writing within two (2) Business Days after it obtains knowledge of the occurrence of any Event of Default or Default hereunder.

(c)
Notify Lender in writing promptly after (and in any event within one (1) Business Day after it obtains knowledge of) the occurrence of any of the following conditions: (i) movement of any material portion of the Collateral to a location not identified in the Perfection Certificate other than goods in transit; (ii) acquisition of property by Borrower or any of its Subsidiaries not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Encumbrances); (iii) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of Borrower or any of its Subsidiaries; (iv) any material breach or non-performance of, any material default under, or any termination of a Material Contract; (v) any failure by Borrower or any Subsidiary to pay rent at any leased location, distribution center or warehouse; (vi) the entry into an agreement or relationship with any customs broker, freight forwarder, consolidator and/or carrier other than those set forth on Schedule 7.3; or (vi) any other circumstance that could affect the attachment, perfection or enforcement of Lender’s security interest in the Collateral.

(d)
Material Adverse Effect. Notify Lender in writing immediately of any Material Adverse Effect or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could result in a Material Adverse Effect.

(e)
Representations and Warranties. Notify Lender in writing immediately of any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made that makes such representations and warranties false or misleading in any material respect.

(f)
Intellectual Property. Notify Lender in writing promptly (and in any event within three (3) Business Days) of any of the following conditions: (i) any changes in and to the ownership of, or rights to use, any Intellectual Property owned or licensed by Borrower or any of its Subsidiaries; (ii) any change in the status of any trademark, service mark, trade dress, domain names, or copyright application or registration, or any patent application or letters patent; (iii) the receipt of any knowledge regarding any infringement or misappropriation of any Intellectual Property owned or licensed by Borrower or any of its Subsidiaries by any Person; (iv) the receipt of any written claim, demand or threat, or the institution of any proceeding, relating to any Intellectual Property owned or licensed by Borrower or any of its Subsidiaries; or (v) any other material adverse change affecting or relating in any way to any Intellectual Property owned or licensed by Borrower or any of its Subsidiaries.

(g)
Mandatory Prepayment. Notify Lender in writing promptly (and in any event within one (1) Business Day) of the occurrence of any circumstance requiring a payment to be made under Section 2.6 (Mandatory Prepayment).

5.5    Taxes. Pay and discharge all material taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and covered by appropriate reserves maintained in accordance with GAAP.

5.6    Costs and Expenses. Pay or reimburse Lender for all reasonable out-of-pocket costs and expenses (including but not limited to attorneys’ fees and disbursements) that Lender may pay or incur in connection with the preparation and review of this Agreement, the Warrant, the other Loan Documents and all waivers, consents and amendments in connection therewith and all other documentation related thereto, the making of the Loans hereunder, the collection or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid, or in connection with the exercise of remedies. All obligations provided for in this Section 5.6 shall survive any termination of this Agreement, any termination of the Commitments, and any repayment of the Loans.

5.7    Collateral. Execute, deliver and record, at any time upon Lender’s request, any document reasonably necessary to create, continue or perfect Lender’s security interest in any of the Collateral.

5.8    Compliance; Notification. Comply in all material respects with all local, state and federal laws and regulations applicable to its business, industry or operations (including without limitation, promulgated by the Securities and Exchange Commission (including, without limitation, the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder) and the Securities Exchange Act of 1934, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder)) or any foreign securities regulatory body, or any governmental authority succeeding to any or all of the functions of any of the foregoing, or any national securities exchange, including, without limitation, the New York Stock Exchange), and the provisions and requirements of all franchises, permits, certificates of compliance, and approvals issued by regulatory authorities and with other like grants of authority held by Borrower; and notify Lender promptly in reasonable detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises, licenses or grants of authority.

5.9    Subsidiaries. Cause each Specified Subsidiary to be dissolved within 30 days after the Closing Date (or such longer period as Lender may agree in its sole discretion) and deliver evidence of such dissolutions satisfactory to Lender.

5.10    Transactions Among Affiliates. Cause all transactions between and among Borrower, its Affiliates, directors and officers and any persons holding 5% or more of the outstanding Capital Stock of Borrower to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

5.11    Mortgages/Deeds of Trust. To the extent requested by Lender, provide Lender, as soon as reasonably practicable upon the acquisition of any real property by Borrower, a mortgage/deed of trust on any such real property owned in fee, executed by Borrower in recordable form reasonably acceptable to Lender, together with title insurance obtained at Borrower’s expense issued by a title insurance company reasonably acceptable to Lender, insuring the lien of such mortgage/deed of trust as a lien subject only to Permitted Encumbrances, and such satisfactory environmental reports, flood certifications, landlord consents and waivers, mortgagee waivers and other instruments, agreements, documents, and certificates as may be requested by Lender. With respect to each parcel of improved real estate included as Collateral that is located in a “Special Flood Hazard Area” as determined by the Federal Emergency Management Agency, Borrower shall execute and return to Lender evidence of flood insurance satisfactory to Lender.

5.12    Patents, Etc. Maintain all of its issued patents, registered trademarks, registered copyrights, trade secrets and other intellectual property rights, and licenses therefor, if any, in full force and effect until their respective expiration dates, if any, to the extent that Borrower, in the exercise of its business judgment, determines that such maintenance is appropriate and in the best interests of Borrower.

5.13    Licenses, Permits, Etc. Maintain in full force and effect and operate in compliance with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of its business, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.14    Monthly Reports. As soon as practicable after the end of each month and in any event no later than twenty (20) days after the end of each month, Borrower shall deliver to Lender: (a) Borrowing Base Certificate as of the end of the immediately preceding month (provided that, in addition, (x) if requested by Lender prior to the date of a proposed borrowing, Borrower shall deliver a Borrowing Base Certificate at each borrowing, dated as of a date satisfactory to Lender, and (y) during the occurrence and continuation of any Default or Event of Default, Borrower shall deliver Borrowing Base Certificates to Lender on a more frequent basis upon Lender’s request), (b) an aging report of the Accounts of Borrower setting forth in reasonable detail the names of Purchasers and the amounts owed by them respectively and other reasonable detail requested by Lender, (c) a monthly inventory report, all of which shall be in form and detail satisfactory to Lender, and (d) a monthly financial statements, balance sheets and statements of income and cash flows for the immediately preceding month, together with accompanying information satisfactory to Lender (provided that for any month end that is also the end of a fiscal year of the Borrower the documentation described in the foregoing clauses (b), (c) and (d) shall be delivered as soon as practicable after the end of such month and in any event no later than 45 days after the end of such month).

5.15    Field Examinations. Lender may, during normal business hours upon reasonable advance notice, conduct such field examinations as it may deem necessary or advisable, in its discretion, to evaluate the Inventory, Accounts and other assets of Borrower and its Subsidiaries, which field examinations shall be at Borrower’s sole cost and expense.

5.16    Insurance. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business. All such insurance shall name Lender as lender loss payee and additional insured, and shall provide for at least thirty (30) days’ advance notice to Lender prior to any non-renewal or cancellation (except, in the case of non-payment, notice may be ten (10) days) and such other endorsements as Lender may reasonably request. In addition, Borrower shall, and shall cause each of its Subsidiaries to, maintain such other insurance as may be required by the other Loan Documents. Annually (and from time to time upon request of Lender, Borrower shall promptly furnish to Lender evidence, in form and substance satisfactory to Lender, of the maintenance of all insurance, indemnities or bonds required by this Section 5.16. All proceeds of insurance paid to Lender on account of loss or damage to property shall, in Lender’s sole discretion, be held by Lender as additional security for the Liabilities (and shall constitute additional Collateral) and then or at any time thereafter be applied to the Liabilities in such order (including as between the Term Loan and the Line of Credit Loans) as Lender shall determine. The Line of Credit Commitment shall be permanently reduced by the amount of proceeds so applied.

5.17    SEC Filings, Etc. Promptly upon receipt or transmission thereof, as applicable, Borrower shall deliver to Lender:

(a)
at any time when Borrower or any of its Subsidiaries is subject to the reporting requirements of the Securities Exchange Act of 1934, all letters of comment or material correspondence sent to Borrower or any of its Subsidiaries by any securities exchange or the Securities and Exchange Commission in relation to the affairs of Borrower or any of its Subsidiaries,

(b)
all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions,

(c)
all financial statements, reports, notices and proxy statements sent or made available generally by Borrower or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (if any) (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons), and

(d)	all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning material developments in their respective businesses.

5.18    Material Contracts. Borrower shall perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each Material Contract substantially in accordance with its terms, take all such action as may be from time to time requested by Lender, including but not limited to making to each other party to a Material Contract such demands and requests for information and reports or for action as Borrower or any Subsidiary is entitled to make under such Material Contract.

5.19    Registration Rights Agreement. Borrower shall negotiate in good faith and, as soon as reasonably practicable, enter into a standard registration rights agreement with Capital Preservation Holdings, LLC and Lender providing for demand and piggyback registrations and other rights and conditions mutually agreeable by the parties acting in good faith with respect to all shares of Capital Stock of Borrower that each will own or will have the right to acquire following the Closing Date.

5.20    Authorization of Third Parties to Deliver Information. Any opinion, report or other information delivered to Lender pursuant to the Loan Documents is hereby deemed to have been authorized and directed by Borrower to be delivered for the benefit, and reliance thereupon, of Lender.

5.21    Certain Post-Closing Deliverables. Borrower shall comply with the post-closing undertakings at the times specified on Schedule 5.21 hereto.

SECTION 6        NEGATIVE COVENANTS

Borrower covenants and agrees that, from the date of this Agreement and for so long as any of the Liabilities remain unpaid or outstanding or the Lender has an unexpired Commitment to lend hereunder, without Lender’s prior written consent, it shall not:

6.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for the following (collectively, the “Permitted Indebtedness”):

(g)	borrowings from Lender hereunder;

(h)	Indebtedness (including in respect of Capital Leases) identified on Schedule 6.1 (excluding any extensions or renewals thereof), and any Refinancing Indebtedness in respect of such Indebtedness;

(i)	endorsement of instruments or other payment items for deposit; and

(j)	Indebtedness due and owing to David Edell and Ira Berman pursuant to their respective Separation Letter Agreements, each dated as of September 5, 2014, in each case as in effect on the date hereof.

6.2    Guarantees. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except by the endorsement of checks or drafts in the ordinary course of business.

6.3    Loans. Make any loans or advances to others, other than loans constituting Permitted Investments.

6.4    Liens and Encumbrances. Create, permit or suffer the creation of any liens, security interests, or any other encumbrances on any of its property, real or personal, including without limitation, liens and security interests in favor of holders of any class or designation of interests in Borrower, except (a) liens, security interest in or any other encumbrances on its property in favor of Lender, (b) mechanic’s and workman’s liens, statutory warehouseman’s liens and other similar statutory liens, liens for taxes, assessments or other governmental charges, federal, state or local, and judgment liens, each of which is not then due or is then being currently contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP; (c) pledges or deposits to secure obligations under workmen’s compensation, unemployment insurance or social security laws or similar legislation; (d) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (e) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (f) statutory landlord liens, provided that the applicable landlords have not sought to exercise distraint; (g) a security interest pursuant to Borrower’s Agreement of Lease between Borrower and Mordechai Lipkis and Rose Lipkis, as trustee for Ari Lipkis, such lease commencing on June 1, 2012 and as in effect on the date hereof, which security interest is at all times junior to the security interest of Lender in the Collateral; (h) easements, rights of way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of Borrower; and (i) liens existing on the date hereof and set forth on Schedule 6.4 (such enumerated exceptions collectively, the “Permitted Encumbrances”).

6.5    Additional Negative Pledge. Other than in connection with Permitted Encumbrances described on Schedule 6.4 securing equipment financings in the ordinary course of business, agree or covenant with or promise any Person that it will pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property.

6.6    Transfer of Assets; Liquidation; Limitation on Issuance.

(a)
Sell, lease, transfer or otherwise dispose of all or any material portion of its assets, real or personal, other than the sale or lease of Inventory in the normal and ordinary course of business for value received, or the sale of obsolete Equipment or Equipment that is no longer used and useful in Borrower’s business in the normal and ordinary course of business for value received;

(b)	Discontinue, liquidate, or change in any material respect any substantial part of Borrower’s business; or

(c)
Issue, sell or otherwise dispose of (or become obligated to issue, sell or otherwise dispose of) any Capital Stock of Borrower or any instrument equivalent to or convertible into Capital Stock of Borrower, other than the Warrant and any issuance of Capital Stock of Borrower pursuant to any equity incentive plan of Borrower (or its Subsidiaries) duly approved by the Borrower’s board of directors.

For purposes of clarity, Borrower shall be permitted to dissolve each Specified Subsidiary in accordance with Section 5.9 (Subsidiaries).

6.7    Acquisitions and Investments.

(a)
Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, membership interests or other equity interests of, or assets of, or make any investments in, any other entity;

(b)
Enter into any new business activities outside of the scope of the business of Borrower currently conducted by it and business activities reasonably incidental thereto and reasonable extensions thereof;

(c)	Merge or consolidate with or into any other entity;

(d)	Create any Subsidiaries; and

(e)	Make any investment (including, without limitation, in any Subsidiary) other than Permitted Investments.

6.8    Payments to Affiliates. Pay any salaries, compensation, management fees, consulting fees, service fees, licensing fees, or other similar payments to any Affiliates of Borrower other than such salaries, compensation, fees, and similar payments that are made on an arms-length basis for value, and on terms and conditions as are customary in the industry between and among unrelated entities that, in each case, comply with Section 5.9 (Subsidiaries); or increase the salary of, pay a bonus to, offer additional benefits to or in any way increase the compensation paid to any employee in any material respect from the levels for that employee on the Closing Date; provided, however, that payments to David Edell and Ira Berman pursuant to their respective Separation Letter Agreements, each dated as of September 5, 2014, in each case as in effect on the date hereof, with the Borrower shall not be prohibited by this Section 6.8.

6.9    Margin Loans. Use any of the proceeds of the Loans, directly or indirectly, to purchase or carry margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such stock.

6.10    Restricted Payments. Declare or make any Restricted Payment or agree, become or remain liable (contingently or otherwise) to declare or make any Restricted Payment, other than a repayment on or prior to September 19, 2014 of the principal amount of the Indebtedness described in item 1 on Schedule 6.1.

6.11    Maintenance of Insurance Policies. Permit the lapse of, or an amendment to, any insurance policy without the written approval of Lender, unless any such lapse or amendment is in the ordinary course of business and, in the case of a lapse, the applicable insurance policy is renewed or replaced with a new insurance policy prior to or concurrently with such lapse, and, in the case of a lapse or an amendment, the amendment or new insurance policy does not result in a material reduction in coverage.

6.12    Corporate Documents. Make any change in the terms of its certificate of incorporation, any shareholders’, investors’ or similar agreement with respect to the Capital Stock of Borrower or its bylaws in any manner adverse to Lender.

6.13    Change in the Nature of Business. Engage in any business if, as a result, the general nature of the business that would then be engaged in by Borrower and its Subsidiaries would be materially changed from the business and operations of Borrower as currently conducted or a reasonable extension thereof.

6.14    Subsidiaries. Permit any Subsidiary to have assets with a value exceeding $10,000 in the aggregate or to have any business operations or employees.

6.15    Accounting; Fiscal Year. Make any change in its accounting policies, auditor, financial reporting practices or Fiscal Year.

6.16    Swap Agreements. Enter into or be a party to or obligor in respect of any Swap Agreement except for the purpose of hedging against fluctuations in interest rates, commodity prices, or other risks that occur in Borrower’s business.

6.17    Emerson Contracts. Consent to any assignment of any Emerson Contract without the prior written consent of Lender.

SECTION 7        COLLATERAL

7.1    Security Interests. As security for the performance of Borrower’s obligations under this Agreement and the other Loan Documents, the payment of principal and interest under the Loans and the payment of all other liabilities of Borrower to Lender, whether absolute or contingent, matured or unmatured, direct or indirect, similar or dissimilar, due or to become due or heretofore or hereafter contracted or acquired, however and whenever arising whether or not arising hereunder, or under any of the other Loan Documents or in connection with any of the transactions described herein or therein (collectively, the “Liabilities”), Borrower hereby grants, pledges, and assigns to Lender, a security interest in all of its assets, whether now or hereafter existing, whether now owned or hereafter acquired, created or arising, and wherever located, including without limitation:

(d)	all of its:

(i)    Accounts,

(ii)    Inventory,

(iii)    Chattel Paper,

(iv)    Documents and Instruments,

(v)    General Intangibles,

(vi)    Equipment, whether or not constituting fixtures,

(vii)    Intellectual Property,

(viii)    Investment Property,

(ix)    Deposit Accounts,

(x)    Letter-of-Credit Rights,

(xi)    Supporting Obligations, and

(xii)    books, records, tapes, information, data, stored material, computer media, passwords, access codes arising in connection with or related to any of the Collateral, now existing or hereafter acquired, whether or not included in the Collateral identified in Section 7.1(a)(iv) (collectively, “Books and Records”); and

(e)	all proceeds and products of the foregoing, including insurance thereon.

Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, the term “Collateral” shall not include:

(i)    Any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest therein or lien thereon is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that (A) the foregoing exclusions shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement, and (B) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Stock (including any Accounts or Capital Stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Capital Stock); or

(ii)    Any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be Collateral.

Additionally, notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, the pledge of voting Capital Stock in any Subsidiary organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia shall be limited to sixty-six percent (66%) of such Capital Stock.

7.2    Financing Statements. Borrower hereby authorizes Lender to file one or more financing or continuation statements, and amendments and supplements thereto, relative to all or any part of the Collateral without the signature of Borrower where permitted by law. Borrower shall also take whatever additional steps Lender determines are necessary to perfect and protect Lender’s rights in the Collateral and shall pay the out-of-pocket costs and expenses thereof.

7.3    Third Party Waivers. Borrower represents that all leased locations, distribution centers and warehouse locations where any Collateral is located are set forth on Schedule 7.3 (together with the name and address of each landlord, sublandlord, operator, and/or warehouseman). Borrower shall use commercially reasonable efforts so as to deliver duly executed landlord’s or similar waivers reasonably satisfactory in form and substance to Lender for all leased locations that Borrower establishes after the Closing Date, and with respect to any existing location, upon request of Lender, shall use commercially reasonable efforts to obtain such waivers. Upon the request of Lender, Borrower shall use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers (a list of which customs brokers, freight forwarders, consolidators and/or carriers, as of the date hereof, is set forth on Schedule 7.3) to deliver an agreement to Lender covering such matters and in such form as Lender may reasonably require.

7.4    Places of Business; Collateral Locations; Search and Filing Information.

(a)
Borrower represents, as of the Closing Date, that its chief executive office is located at 200 Murray Hill Parkway, East Rutherford, NJ 07073. Borrower represents that, except for such chief executive office and the locations specified on Schedule 7.3, or a location established in accordance with clause (b), Borrower has no other place of business or other office where it keeps its Books and Records and Borrower has no other place where it keeps the Inventory and Equipment.

(b)
Borrower shall notify Lender in writing at least 30 days prior to (i) any change in the location of its chief executive office, (ii) any change in the place where it keeps its Books and Records, Equipment or Inventory (provided the dollar value of such relocated Equipment or Inventory exceeds, individually or in the aggregate, $75,000), (iii) the establishment of any new or the discontinuance of any existing place of business, and (iv) the reincorporation, redomestication or reorganization of Borrower in a jurisdiction other than the jurisdiction in which it is presently formed.

(c)
Except as provided herein, Borrower shall not permit any of its Inventory or Equipment to be removed from its current location without Lender’s prior written consent, except that Borrower may sell or lease Inventory or sell or otherwise dispose of obsolete Equipment or Equipment that is no longer used and useful in Borrower’s Business in the normal and ordinary course of business for value received and in accordance with this Agreement.

(d)
Borrower’s exact legal name and jurisdiction of incorporation are as indicated in the heading to this Agreement. Except as set forth on Schedule 7.4, Borrower has no trade names and has not used any name other than its actual name for the preceding five years. No entity has merged into Borrower or been acquired by Borrower within the past five years. The federal tax identification number and state organizational identification number, if any, of Borrower are as set forth on Schedule 7.4 hereto.

7.5    Accounts.

(d)
With respect to each of its Accounts, Borrower represents that: (i) such Account is not evidenced by a judgment, an Instrument or Chattel Paper or secured by a letter of credit (except (A) such judgment as has been assigned to Lender, or (B) such Instrument and Chattel Paper as has been endorsed and delivered to Lender, or (C) such letter of credit as has been assigned and delivered to Lender) and represents a bona fide completed transaction; (ii) the amount thereof shown on Borrower’s Books and Records, on each Borrowing Base Certificate and on any list, invoice or statement furnished to Lender is owing to Borrower and, for purposes of clarity, does not include any fees or other amounts retained by or paid to any Emerson Party; (iii) the title of Borrower to such Account and, except as against the Purchaser, to any goods represented thereby is absolute; (iv) such Account has not been transferred to any other Person, and no Person except Borrower has any claim thereto or, with the sole exception of the Purchaser therefor, to the goods represented thereby; (v) no partial payment against such Account has been made by any Person except as reflected in Borrower’s Books and Records and in the most recent Borrowing Base Certificate; (vi) to Borrower’s knowledge, no set-off or counter-claim to such Account exists, and no agreement has been made with any Person under which any deduction or discount may be claimed; and (vii) each Account at any time included in the Borrowing Base, or included in any Borrowing Base Certificate as an Eligible Account, is an Eligible Account.

(e)
Borrower covenants to take all steps necessary to maintain, preserve, defend and protect its rights in its Accounts and all agreements (including Material Contracts) to which it is a party that are necessary or useful to conduct Borrower’s business.

7.6    Letters of Credit, Chattel Paper and Instruments. Borrower covenants that it shall deliver to Lender promptly following Lender’s request therefor all counterparts designated as “originals” of (a) letters of credit securing any of its Accounts having an undrawn face amount exceeding $10,000, (b) any of its Chattel Paper with a value exceeding $10,000 and (c) any of its Instruments, with a value exceeding $10,000, now in its possession or hereafter acquired, each properly assigned and/or endorsed over to Lender, which letters of credit, Chattel Paper and Instruments shall be held by Lender as security hereunder, or, at Lender’s option upon the occurrence and during the continuation of an Event of Default, endorsed for payment. Borrower shall remain solely responsible for the observance and performance of all of Borrower’s covenants and obligations under all of its Chattel Paper and Instruments, and Lender shall not be required to observe or perform any such covenants or obligations.

7.7    Deposit Accounts and Investment Property. Schedule 7.7 contains a true and correct list of all of Borrower’s Deposit Accounts and Investment Property. At any time there are any Deposit Accounts or Investment Property of Borrower that can be perfected by control through an account control agreement, uncertificated security control agreement or similar agreement, Borrower shall, at the request of Lender, cause such an account control agreement, uncertificated security control agreement or similar agreement, in form and substance reasonably satisfactory to Lender, to be entered into and delivered to Lender.

7.8    Equipment and Inventory. Borrower represents, warrants and agrees that (a) Borrower has good and marketable title to its Inventory and Equipment (and the Documents representing any such Inventory and Equipment), subject only to the security interests created hereby and other Permitted Encumbrances; (b) Borrower shall sell its Inventory only in the normal and ordinary course of business for value received; (c) after the occurrence of an Event of Default and so long as the same continues Lender shall have the right to take possession of Borrower’s Inventory, and Borrower shall repay Lender promptly for all reasonable costs of transportation, packing, storage and insurance of any such possession, together with interest at the highest rate payable hereunder, at the time Lender pays such costs; and Borrower’s liability to Lender for such repayment, together with such interest, shall be included in the Liabilities; (d) all of Borrower’s Equipment is of a type in which a security interest is to be perfected solely by filing a financing statement under the Uniform Commercial Code, except for motor vehicles now owned by Borrower, and if in the future Borrower acquires any motor vehicles, aircraft, ships or boats or other Equipment of a type in which a security interest is to be perfected in a manner other than by or in addition to filing a financing statement under the Uniform Commercial Code, Borrower shall promptly notify Lender thereof and, at Lender’s request, take such steps as are necessary to perfect Lender’s security interest therein if so requested by Lender; (e) at the request of Lender, after the occurrence of an Event of Default and so long as the same continues, Borrower shall provide Lender with appraisals of Borrower’s Equipment by appraisers reasonably satisfactory to Lender; (f) if any of its Inventory is or becomes represented by a Document, Lender may require that such Document be delivered to or as direct by Lender and such Document be in such form as to permit Lender or any Person to whom Lender may negotiate the same to obtain delivery to it of the Inventory represented thereby; and (g) all Inventory at any time included in the Borrowing Base, or included in any Borrowing Base Certificate as a Eligible Inventory, is Eligible Inventory.

7.9    Condition of Inventory and Equipment. Borrower shall keep and maintain all of its Inventory and Equipment (other than obsolete Equipment) in good order and repair (ordinary wear and tear excepted), and shall promptly notify Lender of any casualty or similar event which results in a material decline in the value of any substantial portion of its Inventory, Equipment or other Collateral and the estimated amount of such decline in value.

7.10    Expenses of Lender. Under and in accordance with Section 5.6 (Costs and Expenses), Borrower shall reimburse Lender on demand for all reasonable fees and expenses (including the reasonable fees and expenses of legal counsel for Lender) in connection with the enforcement of Lender’s rights to take possession of the Collateral and the proceeds thereof and to hold, collect, render in compliance with applicable laws and regulations, prepare for sale, sell and dispose of the Collateral. All obligations provided for in this Section 7.10 shall survive any termination of this Agreement, any termination of the Commitments, and any repayment of the Loans.

7.11    Notices. If notice of sale, disposition or other intended action by Lender with respect to the Collateral is required by the UCC or other applicable law, any notice thereof sent to Borrower at the address listed in the introductory paragraph hereof or such other address of Borrower as Borrower may from time to time notify Lender to be its address for notices hereunder, at least ten (10) days prior to such action, shall constitute reasonable notice to Borrower.

7.12    Insurance, Discharge of Taxes, Etc. Lender shall have the right, at any time and from time to time, without notice to Borrower to (a) obtain insurance covering any of the Collateral as required under this Agreement if Borrower fails to do so, (b) discharge taxes, liens, security interests or other encumbrances at any time levied or placed on any of the Collateral other than Permitted Encumbrances, if Borrower fails to do so within ten (10) days following a request from Lender to do so, and (c) after the occurrence and during the continuation of an Event of Default, pay for the maintenance and preservation of any of the Collateral to the extent that Borrower fails to do so in accordance with this Agreement. Borrower shall reimburse Lender, on demand, with interest thereon at the highest rate payable hereunder, for any payment Lender makes, or any reasonable expense Lender incurs, under this authorization.

7.13    Waiver and Release by Borrower. Borrower (a) waives protest of all commercial paper at any time held by Lender on which Borrower is in any way liable, notice of nonpayment at maturity of any and all of its Accounts, Instruments, Chattel Paper or General Intangibles and, except where required hereby or by law, notice of action taken by Lender, and (b) releases Lender from all claims for loss or damage caused by any failure to collect any such Account, Instrument, Chattel Paper or General Intangible or by any act or omission on the part of Lender or its officers, agents and employees, except for gross negligence and willful misconduct.

7.14    Custody of Inventory and Equipment. Upon demand by Lender after the occurrence of an Event of Default and so long as an Event of Default continues, Borrower shall assemble its Inventory and Equipment and make it available to Lender at Borrower’s offices (or, if requested by Lender, such other location as acceptable to Lender in its sole discretion). At the request of Lender after the occurrence of an Event of Default and so long as an Event of Default continues, Borrower shall provide warehousing space in its own premises (or, if requested by Lender, such other location as acceptable to Lender in its sole discretion) to Lender for the purpose of taking Borrower’s Inventory and Equipment into the custody of Lender without removal thereof from such premises and shall erect such structures and post such signs as Lender may reasonably require in order to place such Inventory and Equipment under the exclusive control of Lender.

7.15    Records and Reports. Borrower shall keep accurate and complete records in all material respects of its Accounts (and the collection thereof), Chattel Paper, Instruments, Documents, Equipment, Inventory, and General Intangibles, and furnish Lender such information about such Accounts, Chattel Paper, Instruments, Documents, Equipment, Inventory and General Intangibles as Lender may request.

7.16    Further Assurances. From time to time Borrower shall execute and deliver to Lender such additional instruments as Lender may request to effectuate the purposes of this Agreement and to assure to Lender, as secured party, a perfected security interest in the Collateral with priority subject only to Permitted Encumbrances. Borrower hereby irrevocably appoints Lender as its attorney-in-fact (a) to take any action Lender deems necessary to perfect or maintain perfection of any security interest granted to Lender herein or in connection herewith, including the execution of any document on Borrower’s behalf, (b) after an Event of Default and so long as such continues, to sign and endorse the name of Borrower on any invoice, bill of lading, storage or warehouse receipt, assignment, verification and notice, in connection with any Collateral, including, without limitation, with respect to any Account and any Inventory; and (c) after an Event of Default and so long as such continues to give written notices in connection with any Collateral, which power of attorney is coupled with an interest and irrevocable until all of the Liabilities are paid in full. Until all of the Liabilities are paid in full, Lender may, at any time and from time to time after the occurrence of a Default and so long as such Default continues, send such verification forms or make such calls to, or otherwise make such contacts with, Purchasers as are necessary or desirable, in Lender’s sole discretion, to verify any Accounts, Instruments, Chattel Paper and/or General Intangibles that are Collateral and the balance due.

7.17    Application of Proceeds of Collateral. After an Event of Default and so long as such continues, all proceeds of any Collateral shall be applied, (a) to the reasonable costs of preservation and liquidation of such Collateral and Lender’s exercise of its rights hereunder, then (b) to principal, interest and other amounts owing hereunder or in connection herewith in such order as Lender shall determine, then (c) to Borrower.

7.18    Continuing Collateral. Lender shall be under no obligation to proceed first against any part of the Collateral before proceeding against any other part of the Collateral. It is expressly agreed that all of the Collateral stands as equal security for all of the Liabilities and after an Event of Default and so long as such continues Lender shall have the right to proceed against or sell any and/or all of the Collateral in any order, or simultaneously, as it, in its sole discretion, shall determine.

7.19    Set-Off. Borrower agrees that Lender shall have, and Borrower hereby grants to Lender, a right of set-off against, a lien upon and a security interest in, all property of Borrower now or at any time in Lender’s possession in any capacity whatever.

7.20    Inspection and Information.

(a)
Borrower shall permit Lender and representatives of Lender to inspect, examine and/or audit the Collateral, any of its other properties or assets, real or personal, now owned or hereafter acquired, and/or its Books and Records (including, without limitation, with respect to Borrower’s practices in the computation of the Borrowing Base and preparation of Borrowing Base Certificates, and the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves) (and, with respect to such Books and Records, to make extracts therefrom and to discuss the contents of the same with senior officers of Borrower and also with the outside auditor and account of Borrower) upon reasonable notice and at all reasonable times for purposes of examination, verification, inspection and appraisal thereof, all at Borrower’s expense. Borrower shall reimburse Lender within five (5) Business Days of written demand for the cost of such inspections, examinations and/or audits.

(b)
Borrower shall permit Lender and any representative of Lender to discuss the affairs, finances and conditions of Borrower and its Subsidiaries with Borrower’s Chief Executive Officer, Chief Financial Officer and such other officers as Lender shall deem appropriate, and with Borrower’s independent public accountants.

(c)
Lender shall be entitled to request that Borrower provide it, when available, with access to (i) all budgets, financial statements, business plans, forecasts and projections provided to or approved by the board of directors of Borrower; (ii) all notices, minutes, proxy materials, consents and correspondence and other material that the Company provides to its directors and stockholders; and/or (iii) such other business and financial data as Lender may request in writing from time to time.

(d)
Borrower will notify Lender as soon as reasonably practicable of any material development affecting Borrower’s business and affairs, including, without limitation, significant changes in management personnel or employee compensation or benefits, introduction of significant new lines of business, important acquisitions or dispositions of assets, and the proposed commencement or compromise of any significant litigation.

SECTION 8        DEFAULT

8.1    Events of Default. Each of the following events shall be an Event of Default hereunder:

(h)
If Borrower shall fail to pay (i) when due, any installment of principal, or (ii) within one (1) Business Day of when due, any installment of interest, or (iii) within three (3) Business Days of when due, any fees, costs, expenses or any other sum; or

(i)
If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder or in connection herewith, is false or misleading in any material respect when made; or

(j)
If a default shall occur under any covenant or agreement contained herein or in any other Loan Document (other than a default of the types described in Section 8.1(a) above), and such default, if curable, has not been cured within five (5) days of the earlier of (A) notice of such default from Lender to Borrower or (B) Borrower becomes aware of such default (provided that it is understood and agreed that no default under Section 5.21 (Certain Post-Closing Deliverables) or Section 6 (Negative Covenants) is curable); or

(k)
If Borrower shall default (after giving effect to any notice and grace periods) in the payment or performance (if such performance breach results in the acceleration of, or permits the holder to accelerate, the maturity of such Indebtedness) of (i) any Indebtedness of any amount to Lender (other than a default of the types described in Sections 8.1(a) or (c) above), or (ii) any other obligation(s) to anyone other than Lender in an aggregate amount of not less than $50,000, in each case, whether now or hereafter incurred and whether or not such default has been waived unless the effect of such waiver is to terminate the right of the creditor to accelerate the maturity thereof on account of such default; or

(l)	If any Event of Default occurs under and as defined in any other Loan Document; or

(m)
If Borrower becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within 60 days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within 60 days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Borrower; if any order for relief is entered relating to any of the foregoing proceedings; or if Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

(n)
If any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability either individually or in the aggregate in excess of $100,000 shall be rendered, issued or levied against Borrower or its property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within 30 days after its issuance or levy unless such judgment is covered by insurance (and the insurer has not expressly disclaimed coverage with respect thereto); or

(o)	Lender, in its sole discretion, determines in good faith that a Material Adverse Effect has occurred; or

(p)	The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower; or

(q)	If any Change of Control shall occur.

8.2    Remedies. Upon the happening of any Event of Default and at any time thereafter, and by notice by Lender to Borrower (except if an Event of Default described in Section 8.1(f) shall occur, in which case acceleration shall occur automatically without notice), Lender may declare the entire unpaid principal balance of all Indebtedness of Borrower to Lender hereunder, to be immediately due and payable, together with interest thereon through the date of payment and all costs incurred by and payable to Lender hereunder. Upon such declaration, Lender shall have the immediate right to enforce or realize on any Collateral granted therefor in accordance with the terms of the collateral security documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to any rights granted hereunder, Lender shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

SECTION 9        MISCELLANEOUS

9.1    Indemnification and Release Provisions. Borrower hereby agrees to defend Lender and its directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority (other than income taxes or franchise taxes)), claims, damages, interest judgments, costs, or expenses, including without limitation, reasonable fees and expenses of Lender’s legal counsel or other professionals, arising out of its security interest in the Collateral or any extension of credit hereunder (“Losses”), provided, however, that Borrower shall not be liable, as to any indemnified party, to the extent such Losses arise from gross negligence or willful misconduct on the part of such indemnified party as shall have been determined in a final and nonappealable judgment of a court or competent jurisdiction. The terms of this indemnification shall survive the repayment of all Indebtedness of Borrower to Lender and the termination of this Agreement and the Line of Credit Commitment.

9.2    Governing Law. This Agreement and the other Loan Documents shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws.

9.3    Survival. All agreements, representations and warranties made herein shall survive the delivery of this Agreement, the Note and the other Loan Documents.

9.4    No Waiver; Cumulative Remedies. No failure or delay on the part of Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by Lender. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.5    Amendments. The provisions of this Agreement may not be waived, modified or amended except by written agreement or agreements executed by Borrower and Lender.

9.6    Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7    Notices. Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, mailed (registered or certified mail) or sent by overnight mail to the parties at their respective addresses, email to their email addresses below or facsimile numbers set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing in accordance with this Section:

if to Borrower:

CCA Industries, Inc.
200 Murray Hill Parkway
East Rutherford, NJ 07073
Attention: Chief Financial Officer
Facsimile: (215) 218-2039
Email: steve.heit@ccaindustries.com

with copies to:

Attention: Robin Dechert
Email: rdechert@ccaindustries.com

and

Attention: Dan Corbiserie
Email: dcorbiserie@ccaindustries.com

if to Lender:

Capital Preservation Solutions, LLC
One Belmont Avenue
Suite 602
Bala Cynwyd, PA 19004
Attention: Lance T. Funston
Facsimile: (610) 592-0049
Email: lfunston@ultimarkproducts.com

with a copy to:

Drinker Biddle & Reath LLP
Suite 300
105 College Rd. East
Princeton, NJ 08542
Attention: James Biehl, Esq.
Facsimile: (609) 799-7000
Email: James.Biehl@dbr.com

9.8    Payment on Non-Business Days. Whenever any payment to be made, or action to be taken, hereunder shall be stated to be due on a day other than a Business Day, such payment may be made, or action may be taken, on the next succeeding Business Day, provided, however, that such extension of time shall be included in the computation of Interest due in conjunction with any such payment or other fees due hereunder, as the case may be.

9.9    Time of Day. All time of day restrictions imposed herein shall be calculated using Eastern time.

9.10    Confidentiality. Lender agrees to maintain the confidentiality of all information provided by Borrower, except that such information may be disclosed (i) to Lender’s Affiliates and Lender’s, and Lender’s Affiliates’, respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) with the consent of Borrower or (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Lender or its Affiliates on a non-confidential basis from a source other than Borrower.

9.11    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

9.12    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original. Delivery of a photocopy, electronic or facsimile of an executed counterpart of a signature page to this Agreement shall be as effective as a delivery of a manually executed counterpart of this Agreement.

9.13    Consent to Jurisdiction and Service of Process. Borrower irrevocably appoints each officer of Borrower as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or the other Loan Documents; and Borrower hereby consents that any action or proceeding against it may be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District

Court for the Eastern District of Pennsylvania by service of process on any officer of Borrower; and Borrower agrees that the courts of the Commonwealth of Pennsylvania (situated in Philadelphia, Pennsylvania) and the United States District Court for the Eastern District of Pennsylvania shall have exclusive jurisdiction with respect to the subject matter hereof and the person of Borrower. Notwithstanding the foregoing, Lender, in its absolute discretion, may also initiate proceedings in the courts of any other jurisdiction in which Borrower may be found or in which any of its properties may be located.

9.14    WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

9.15    ACKNOWLEDGEMENTS. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTION 9.13 (WAIVER OF JURY TRIAL), AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

9.16    Binding Effect; Assignment. This Agreement and each other Loan Document is binding upon and inures to the benefit of Borrower and Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or obligations hereunder or under any other Loan Document or any interest herein or in any thereof. Lender may assign this Agreement or the Liabilities (or any portion thereof) to any Person without the consent of Borrower, and Lender may sell participations in this Agreement or the Liabilities (or any portion thereof) to any Person without the consent of, or notice to, Borrower.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CCA INDUSTRIES, INC., as Borrower

By: /s/ Stanley Kretiman
Name:     Stanley Kretiman
Title:     Chairman of the Board of Directors

CAPITAL PRESERVATION SOLUTIONS, LLC, as Lender

By: /s/ Lance T. Funston
Name:    Lance T. Funston
Title:     Sole Member

[Signature Page to Loan and Security Agreement]

SCHEDULE 3.1
STATES OF BORROWER’S INCORPORATION AND QUALIFICATION
Borrower is incorporated in the State of Delaware and qualified to do business in the State of New Jersey.

SCHEDULE 3.3
NO VIOLATION OF LAWS
Until such time as Borrower has advised Lender of the listing of the Capital Stock issuable under the Warrant on the NYSE MKT, such Capital Stock issuable under the Warrant has not been listed on the NYSE MKT.

SCHEDULE 3.5
LITIGATION
None.

SCHEDULE 3.6
MATERIAL CONTRACTS

•	Sales Representation Agreement between the Company and S. Emerson Group, Inc. dated January 20, 2014.

•	Services Outsourcing Agreement between the Company and Emerson Healthcare, LLC dated January 20, 2014.

•	Settlement Agreement between the Company and Alleghany Pharmacal Corporation, effective June 27, 2011.

•
License Agreement between the Company and Alleghany Pharmacal Corporation dated as of February 12, 1986, as amended June 27, 2011. Assignment is prohibited pursuant to Section 12.2 of the License Agreement.

•	Employment Agreement between the Company and Stephen A. Heit dated March 21, 2011. Assignment is prohibited pursuant to Section 7.7 of the agreement, subject to several exceptions.

•	Employment Agreement between the Company and Drew Edell dated March 21, 2011. Assignment is prohibited pursuant to Section 7.7 of the agreement, subject to several exceptions.

•	Employment Agreement between the Company and Elias Ciudad dated March 21, 2011. Assignment is prohibited pursuant to Section 7.7 of the agreement, subject to several exceptions.

•	Separation Letter Agreement between Company and Ira W. Berman dated as of the Closing Date.

•	Separation Letter Agreement between Company and David Edell dated as of the Closing Date.

•
Agreement of Lease between the Company and Mordechai Lipkis and Rose Lipkis, as Trustee for Ari Lipkis, which commenced June 1, 2012. Section 8(a) of the agreement prohibits assignment without landlord consent.

•
License Agreement between Company and Tea-Guard, LLC, entered into in May 2004, as amended. Section 18 of the agreement allows Company to assign the agreement provided that the assignee agrees in writing to be bound by the terms and conditions of the agreement.

•	Asset Purchase Agreement between Company and Continental Quest Corp. dated August 5, 2008.

•
License Agreement between Company and Joann Bradvica dated June 8, 2009. Pursuant to Article IV, Section 1 of the agreement, Company shall not assign any license right under the agreement without the written consent of Joann Bradvica.

•	Trademark License Agreement between Company and Mega-T, LLC dated August 26, 2014. Section 14 of the agreement prohibits assignment or sublicense.

•	Asset Purchase Agreement between Company and Mega-T, LLC dated August 26, 2014. Section 8.5 prohibits assignment, subject to certain exceptions.

•	Automatic Deduction Authorization Letter Agreement between Company and Emerson Healthcare, LLC dated August 21, 2014.

SCHEDULE 3.14
INTELLECTUAL PROPERTY
Patents:

Title/Inventors	Application No. Filing Date	Pub No./Date or Patent No. Issue Date	Owner/Status
COMPOSITION FOR REDUCING THE APPEARANCE OF SCARS (Drew Edell et al.)	10/314,580 12/09/2002	7,241,451 07/10/2007	Assigned from inventors to CCA Industries, Inc. (East Rutherford, NJ) 2nd maintenance fee due 1/10/2015

Trademarks:

TM Record	Mark/Name	Owner/ Designations	Full Goods/ Services	Ser./Reg./App. No.	Status/Key Dates
US Federal Q2 uf 2	VEIN ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Dietary supplements	SN:85-598372	Allowed - Intent to Use 2nd Extension of Time Granted May 22, 2014 Filed: April 16, 2012 Published: March 5, 2013 Allowed: April 30, 2013
US Federal Q2 uf 3	AUXODERM	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Non-medicated skin care preparations	SN:86-100732	Allowed - Intent to Use Notice of Allowance Issued June 3, 2014 Filed: October 24, 2013 Published: April 8, 2014
US Federal Q2 uf 4	NUTRA CARE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07030	(Int’l Class: 3) Hair care preparations, namely, shampoos and conditioners; nail care preparations, nail polishes, nail polish protector in the nature of a thin plastic covering applied to nails	SN:85-548406	Allowed - Intent to Use 3rd Extension of Time Granted July 24, 2014 Filed: February 21, 2012 Published: November 20, 2012 Allowed: January 15, 2013

US Federal Q2 uf 5	STRAWBERRY VANILLA	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Cologne	SN:77-228041 RN:3,447,172	Registered Supplemental Register June 10, 2008 Int’l Class: 3 First Use: September 17, 2007 Filed: July 12, 2007
US Federal Q2 uf 6	WILD BERRY VANILLA	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Cologne	SN:77-228138 RN:3,447,174	Registered Supplemental Register June 10, 2008 Int’l Class: 3 First Use: September 17, 2007 Filed: July 12, 2007
US Federal Q2 uf 7	YOU’RE THE MAN	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Medicated skin gels	SN:78-980492 RN:3,522,755	Registered October 21, 2008 Int’l Class: 5 First Use: January 24, 2006 Filed: May 18, 2005 Published: April 18, 2006
US Federal Q2 uf 8	BIKINI ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073
(Int’l Class: 3) Shave gel; depilatories; depilatory wax strips; depilatory microwave wax; creme hair remover (Int’l Class: 5) Topical analgesic creme; medicated skin care preparations, namely, gels; medicated after-shave lotions and gels; medicated pads impregnated with pain relief medication and anti-itch cream for temporary relief of pain and itching associated with minor cuts or skin irritation
				SN:77-501931 RN:3,601,522	Registered April 7, 2009 Int’l Class: 5 First Use: February, 1997 Int’l Class: 3 First Use: March, 2002 Filed: June 18, 2008 Published: January 20, 2009

US Federal Q2 uf 9	SCAR ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Acne treatment preparations and medicated skin care preparations, namely, cream for diminishing scars; burn relief medication in the form of gel	SN:77-478332 RN:3,614,948	Registered May 5, 2009 Int’l Class: 5 First Use: January 26, 2006 Filed: May 19, 2008 Published: February 17, 2009
US Federal Q2 uf 10	PARFUME DE VANILLE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Fragranced products, namely, cologne	SN:77-265319 RN:3,671,138	Registered Supplemental Register August 18, 2009 Int’l Class: 3 First Use: January 4, 2008 Filed: August 27, 2007
US Federal Q2 uf 12	BOOSTER	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Oral care products, namely a bleaching enhancer for use with toothpaste, dental cleansers and other oral care products	SN:78-175821 RN:2,960,758	Registered 8 & 15 September 10, 2010 Int’l Class: 3 First Use: April 3, 2003 Filed: October 18, 2002 Published: May 25, 2004 Allowed: August 17, 2004 Registered: June 7, 2005
US Federal Q2 uf 14	CHERRY VANILLA	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Cologne; cologne body spray	SN:78-389459 RN:3,094,925	Registered Principal Register - Sec. 2(F) 8 & 15 September 25, 2011 Int’l Class: 3 First Use: January 30, 1996 Filed: March 23, 2004 Published: September 6, 2005 Allowed: November 29, 2006 Registered: May 23, 2006
US Federal Q2 uf 15	ZANY ZINC	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Sun screen preparations	SN:85-129322 RN:4,061,272	Registered November 22, 2011 Int’l Class: 3 First Use: November 17, 2010 Filed: September 14, 2010 Published: January 18, 2011 Allowed: March 15, 2011

US Federal Q2 uf 16	SHAVE ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Medicated skin care preparations; medicated shaving preparations	SN:73-977124 RN:3,128,193	Registered 8 & 15 March 8, 2012 Int’l Class: 5 First Use: January, 2006 Filed: October 21, 2003 Published: February 8, 2005 Registered: August 8, 2006
US Federal Q2 uf 17	SUNSET CAFE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Toiletries, namely, [ perfume, cologne and ] eau de parfum sprays	SN:78-435576 RN:3,088,589	Registered 8 & 15 May 15, 2012 Int’l Class: 3 First Use: 1998 Filed: June 15, 2004 Published: May 24, 2005 Allowed: August 16, 2006 Registered: May 2, 2006
US Federal Q2 uf 18	BULLET-PROOF STRENGTH	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Nail care preparations	SN:78-591783 RN:3,191,253	Registered 8 & 15 June 29, 2012 Int’l Class: 3 First Use: October 26, 2004 In Commerce: November 23, 2004 Filed: March 21, 2005 Published: October 17, 2006 Registered: January 2, 2007
US Federal Q2 uf 19	PLUS WHITE XTRA	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Oral care products, namely, toothpaste, tooth gels, tooth-whitening brush-on gel	SN:78-978341 RN:3,259,579	Registered 8 & 15 September 19, 2012 Int’l Class: 3 First Use: August 15, 2005 Filed: May 10, 2005 Published: June 6, 2006 Registered: July 3, 2007

US Federal Q2 uf 20	NO MESS EXPRESS	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Nail polish remover	SN:85-344820 RN:4,218,947	Registered October 2, 2012 Int’l Class: 3 First Use: September 26, 2011 Filed: June 13, 2011 Published: May 22, 2012 Allowed: July 17, 2012
US Federal Q2 uf 21	SPEED WHITENING	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Teeth whitening gels	SN:78-486019 RN:3,184,546	Registered 8 Accepted December 20, 2012 Int’l Class: 3 First Use: July, 2005 Filed: September 20, 2004 Published: January 3, 2006 Allowed: March 28, 2006 Registered: December 12, 2006
US Federal Q2 uf 22	SUPER WHITE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Oral care products, namely, toothpaste	SN:85-540812 RN:4,263,585	Registered December 25, 2012 Int’l Class: 3 First Use: June 29, 2012 Filed: February 13, 2012 Published: October 9, 2012
US Federal Q2 uf 23	STAINGUARD	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Tooth-whitening ingredient sold as an integral component of toothpaste and dental whitening gel	SN:77-709520 RN:4,283,250	Registered January 29, 2013 Int’l Class: 3 First Use: September 20, 2012 Filed: April 8, 2009 Published: March 9, 2010 Allowed: June 1, 2010
US Federal Q2 uf 24	GEL PERFECT	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Nail care preparations; nail polish; nail polish protector in the nature of a thin plastic covering applied to nails	SN:85-520342 RN:4,307,624	Registered March 26, 2013 Int’l Class: 3 First Use: August 31, 2011 Filed: January 19, 2012 Published: January 8, 2013

US Federal Q2 uf 25	EYE BOUTIQUE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Makeup shields	SN:85-737745 RN:4,371,191	Registered July 23, 2013 Int’l Class: 3 First Use: February 14, 2012 Filed: September 25, 2012 Published: May 7, 2013
US Federal Q2 uf 26	EXTREME SCULPT	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Dietary supplements	SN:85-498405 RN:4,422,476	Registered October 22, 2013 Int’l Class: 5 First Use: April 4, 2012 Filed: December 19, 2011 Published: November 13, 2012 Allowed: January 8, 2013
US Federal Q2 uf 27	SUPER WHITE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Oral care products, namely, a whitening kit consisting of a pre-whitener rinse, a whitening gel, and mouthpiece	SN:77-114705 RN:3,330,707	Registered 8 Accepted November 25, 2013 Int’l Class: 3 First Use: July 12, 2006 Filed: February 23, 2007 Published: September 4, 2007 Registered: November 20, 2007
US Federal Q2 uf 28	REVITASTIM	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Cosmetic anti-wrinkle, moisturizing and conditioning ingredient sold as an integral component of cosmetics, anti-aging cosmetics and cosmetic hand care preparations	SN:85-837782 RN:4,504,117	Registered April 1, 2014 Int’l Class: 3 First Use: November 30, 2012 Filed: January 31, 2013 Published: January 14, 2014
US Federal Q2 uf 29	AFTER SUN SENSE (Stylized)	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) After sun moisturizing lotion	SN:73-691247 RN:1,604,251	Renewed July 3, 2000 Int’l Class: 3 First Use: August 1, 1985 Filed: October 23,1967 Published: October 24,1989 Registered: July 3, 1990

US Federal Q2 uf 30	NUTRA CARE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Hair care preparations, namely, shampoos and conditioners	SN:73-833904 RN:1,679,126	Renewed March 17, 2002 Int’l Class: 3 First Use: September 27,1989 Filed: October 26,1989 Published: December 24, 1991 Registered: March 17,1992
US Federal Q2 uf 31	WASH ‘N STRAIGHT	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Hair shampoos	SN:74-383539 RN:1,851,853	Renewed August 30, 2004 Int’l Class: 3 First Use: January 21,1994 Filed: April 27, 1993 Published: October 12,1993 Registered: August 30,1994
US Federal Q2 uf 32	MOOD MAGIC	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Lipstick	SN:73-516829 RN:1,353,606	Renewed August 13, 2006 Int’l Class: 3 First Use: November 20, 1984 Filed: January 9, 1985 Published: June 4, 1985 Registered: August 13, 1986
US Federal Q2 uf 33	SOLAR SENSE and Design	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Cosmetics, namely - moisturizing gel, moisturizing lotions, cream, aloe vera gel, after sun, sunscreens, lip balms, waterproof sunscreens [and tanning oils/lotions]	SN:73-556052 RN:1,394,585	Renewed May 27, 2006 Int’l Class: 3 First Use: August 23, 1986 Filed: August 29, 1985 Published: March 4, 1986 Registered: May 27, 1986

US Federal Q2 uf 34	PAIN BUST Rl and Design	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Topical analgesic creams	SN:75-119453 RN:2,108,547	Renewed October 28, 2007 Int’l Class: 5 First Use: May 1, 1987 In Commerce: June 1, 1987 Filed: June 13, 1996 Published: August 5, 1997 Registered: October 28, 1997
US Federal Q2 uf 35	PAIN BUST R Il and Design	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 6) Topical analgesic creams	SN:75-119485 RN:2,111,841	Renewed November 11, 2007 Int’l Class: 5 First Use: May 1, 1987 In Commerce: June 1, 1987 Filed: June 13, 1996 Published: August 19, 1997 Registered: November 11, 1997
US Federal Q2 uf 36	BIKINI ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Inn Class: 5) Topical analgesic creme	SN:75-167663 RN:2,121,231	Renewed December 16, 2007 Int’l Class: 5 First Use: February 28, 1997 Filed: September 17, 1996 Published: September 23, 1997 Registered: December 16, 1997
US Federal Q2 uf 37	WASH ‘N CURL	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Hair shampoo	SN:73-757011 RN:1,545,998	Renewed July 4, 2009 Int’l Class: 3 First Use: September 16, 1988 Filed: October 11, 1988 Published: April 11, 1969 Registered: July 4, 1989

US Federal Q2 uf 38	SUDDEN CHANGE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Skin treatment preparation to smooth the appearance of wrinkles, lines and puffiness	SM:73-834012 RN:1,652,847	Renewed August 6, 2011 Int’l Class: 3 First Use: September 27, 1989 Filed: October 26, 1989 Published: May 14, 1991 Registered: August 6, 1991
US Federal Q2 uf 39	PAIN BUST R ULTRA and Design	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 5) Topical analgesic creams	SN:76-005217 RN:2,514,369	Renewed December 4, 2011 Int’l Class: 5 First Use: April 7, 2000 Filed: March 20, 2000 Published: September 11, 2001 Registered: December 4, 2001
US Federal Q2 uf 40	ONE STEP	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Partway East Rutherford, New Jersey 07073	(Int’l Class: 3) Teeth whitener gel	SN:75-783636 RN:2,528,184	Renewed January 8, 2012 Int’l Class: 3 First Use: 1993 Filed: August 24, 1999 Published: December 12, 2000 Allowed: March 6, 2001 Registered: January 8, 2002
US Federal Q2 uf 41	PLUS WHITE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Partway E. Rutherford, New Jersey 07073	(Int’l Class: 3) Dental gel and toothpaste	SN:74-058709 RN:1,678,046	Renewed March 3, 2012 Int’l Class: 3 First Use: August 1, 1990 Filed: May 14, 1990 Published: January 15, 1991 Registered: March 3, 1992

US Federal Q2 uf 42	PLUS WHITE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Partway East Rutherford, New Jersey 07073	(Int’l Class: 3) Toothpaste (Int’l Class: 5) Teeth whitener gel; teeth whitening kit consisting primarily of rinse, teeth whitener gel and mouth tray (Int’l Class: 30) [ teeth whitening breath mints]	SN:76-089367 RN:2,606,654	Renewed August 13, 2012 Int’l Class: 3, 5 First Use: August 1, 1990 Int’l Class: 30 First Use: March 10, 1999 Filed: July 14, 2000 Published: May 21, 2002 Registered: August 13, 2002
US Federal Q2 uf 43	SCAR ZONE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Non-medicated skin care preparations, namely, a topical cream to diminish the appearance of scars	SN:76-319182 RN:2,738;363	Renewed July 15,2013 Int’l Class: 3 First Use: February 28, 2002 Filed: September 28, 2001 Published: August 3, 2002 Allowed: October 29, 2002 Registered: July 15, 2003
US Federal Q2 uf 44	SUDDEN CHANGE	Cca Industries, Inc. (Delaware Corp.) 200 Murray Hill Parkway East Rutherford, New Jersey 07073	(Int’l Class: 3) Eyebrow stencils	SN:76-386353 RN:2,776,597	Renewed October 21, 2013 Int’l Class: 3 Fist Use: January 15, 1994 Filed: March 21, 2002 Published: October 22, 2002 Allowed: January 14, 2003 Registered: October 21, 2003

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Schedule 5.21

Certain Post-Closing Deliverables
(a)    Within 5 Business Days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender evidence of insurance contemplated by Section 4.1(h), in form, substance and detail (including, without limitation, with endorsements) satisfactory to Lender.
(b)    Within 30 days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a deposit account control agreement duly executed by Borrower, Lender and PNC Bank, National Association with respect to each deposit account of Borrower held at PNC Bank, National Association, in form and substance satisfactory to Lender.
(c)    Within 30 days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a deposit account control agreement duly executed by Borrower, Lender and Wells Fargo Bank, National Association with respect to each deposit account of Borrower held at Wells Fargo Bank, National Association, in form and substance satisfactory to Lender.
(d)    Within 45 days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a duly executed landlord’s disclaimer and consent agreement among Borrower, Mordechai Lipkis and Rose Lipkis as trustee for Ari Lipkis, as landlord, and Lender in form and substance satisfactory to Lender and such other related documents as reasonably requested by Lender.
(e)    Within 45 days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a duly executed agreement among Borrower, Suite K and Lender in form and substance satisfactory to Lender in respect of 120 Herrod Blvd, Dayton, NJ 08810 and such other related documents as reasonably requested by Lender.
(f)    Within 45 days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall deliver to Lender a duly executed agreement among Borrower, Ozburn-Hessey Logistics, LLC and Lender in form and substance satisfactory to Lender in respect of 1100 Whitaker Rd, Plainfield, IN 46168 and such other related documents as reasonably requested by Lender.
(g)    Within five (5) Business Days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall have delivered to Lender an updated Borrowing Base Certificate containing a calculation of the Borrowing Base as of the date of such delivery.
(h)    Within seven (7) Business Days after the Closing Date (as such date may be extended by Lender in its sole discretion), Lender shall have received satisfactory results of

Uniform Commercial Code, tax, other public records and judgment searches against CCA Laboratories, Inc.
(i)    (i) Within 3 Business Days after the Closing Date (as such date may be extended by Lender in its sole discretion), Borrower shall have filed a listing application with the NYSE MKT with respect to the listing of the Capital Stock issuable under the Warrant on the NYSE MKT and (ii) within 30 days after the Closing Date (as such date may be extended by lender in its sole discretion), Borrower shall have delivered to Lender evidence satisfactory to it of approval by the NYSE MKT for listing of the Capital Stock issuable under the Warrant on the NYSE MKT.

SCHEDULE 6.1
INDEBTEDNESS

1.
An advance to Borrower outstanding on the Closing Date, in an amount of up to $142,511.75, as disclosed in writing by Borrower to Lender, which amount shall be repaid by Borrower in full on or prior to September 19, 2014.

2.	Indebtedness arising under the following Capital Leases:

a.	Lease with Wells Fargo Bank, N.A. for one Advance Adgressor Scrubber.

b.	Lease with Wells Fargo Bank, N.A. for two Crown PE4500-60 Pallet Trucks.

SCHEDULE 6.4
LIENS
All filings referenced in this Schedule 6.4 are precautionary filings relating to equipment financings or leases.
Delaware Secretary of State:

DATE FILED	UCC NO.	SECURED PARTY	COLLATERAL
08/30/2011	20113361055	Wells Fargo Bank, N.A.
“The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment. . .

3- 2011 – Crown Forklifts SC5225-35 serial numbers 9A178370, 9A178369 & 9A178368 w/ batteries
3- 2011 – Crown Reach Trucks RR5715-35 serial numbers 1A373164, 1A373163 & 1A373162 w/ batteries.”

10/16/2012	20123981372	Wells Fargo Bank, N.A.
“The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.
1- Advance Adgressor Scrubber 3220C serial number 1000047658”

DATE FILED	UCC NO.	SECURED PARTY	COLLATERAL
07/29/2013	20132945237	Wells Fargo Bank, N.A.
“The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.
2 – Crown PE4500-60 Pallet Trucks S/N’s: 6A313259, 6A313260
2 – Enersys 12-E85-13 Batteries S/N’s: RLD780272, RLD780273
2 – Exide SSC-12-550Z Chargers S/N’s: KLD8655, KLD8657”

New Jersey Department of Treasurery Commercial Recording:

DATE FILED	UCC NO.	SECURED PARTY	COLLATERAL
07/09/2009	25285840	Canon Financial Services
“All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and accounts receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.”

04/18/2011	25996951	US Bancorp Business Equipment Finance Group	“1 C5501 AOU1011001187; 1 IC 408 EFI Embedded Controller A036WW0021727”
05/31/2011	50016903	U.S. Bancorp Equipment Finance, Inc.	“1 Installation; 1 C35 A121011009314”
12/19/2011	50145951	United Rentals (North America), Inc.
“Equipment #: 10015087, Qty: 1, Invoice/Seq%: 100600873-001, Make: SKYJACK, Model: SJIII3219, Description: SCISSOR 19FT ELEC MINI * and all the proceeds of the Equipment to secure the prompt payment and performance of Customer’s purchase price and other obligations.”

01/06/2012	50159352	Canon Financial Services
“All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and accounts receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.”

01/07/2013	50417852	Canon Financial Services
“All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and accounts receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing.”

03/07/2013	50462674	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association
“1 Copiers Bizhub Pro C6000L A1DV01300358; together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including, without limitation, insurance receivables.”

SCHEDULE 7.3
LEASED LOCATIONS AND WAREHOUSE LOCATIONS;
OTHER THIRD PARTY ARRANGEMENTS

Collateral Location	Owned/Leased/Warehouse
CCA Industries, Inc. 200 Murray Hill Parkway East Rutherford, NJ 07073	Leased
Ozburn-Hessey Logistics, LLC (d/b/a OHL) 1100 Whitaker Rd Plainfield, IN 46168	Warehouse
Suite K 120 Herrod Blvd Dayton, NJ 08810	Warehouse

Listed below are Borrower’s customs brokers, freight forwarders, consolidators and/or carriers:

ABF FREIGHT SYSTEM, INC.
AUGIE EXPRESS, INC.
C.H. ROBINSON WORLDWIDE
COUNSELOR CUSTOMS BROKERS LTD.
DAYLIGHT TRANSPORT, LLC
DERINGER
ESTES EXPRESS LINES
GULF AMERICAN LINE
HI CLASS EXPRESS INC.
LOGISTXS, INC.
MARK IV AIR FREIGHT
MARK IV TRANSPORTATION & LOGISTICS INC.
NATIONAL CONSOLIDATION SERVICES LLC
NEW ENGLAND MOTOR FREIGHT, INC.
OLD DOMINION FREIGHT LINES, INC. (ODFL)
SCHNEIDER NATIONAL, INC.
TBC CREDIT INC.
U.S. LOGISTICS, INC.
UNITED PARCEL SERVICE
UPS FREIGHT
UPS SUPPLY CHAIN SOLUTIONS, INC.
YRC INC.

SCHEDULE 7.4
ORGANIZATIONAL INFORMATION
Borrower’s federal tax identification number is 04-2795439. Borrower’s Delaware state organizational identification number is 2005507.

SCHEDULE 7.7
DEPOSIT ACCOUNTS AND INVESTMENT PROPERTY
Deposit Accounts:

Account Number	Account Bank	Type of Account
	Wells Fargo	A/P (Refunds and Return Checks)
	Wells Fargo	Main Operating
	Wells Fargo	A/P
	Wells Fargo	Collections (Deposit Checks Received in Mail)
	Wells Fargo	Credit Card Receivables (Internet Co. 301)
	PNC	Payroll
	PNC	PNC Operating
	PNC	Concentration
	PNC	A/P Disbursement Account
	PNC	Refunds/Returns Account
	PNC	Internet Sales via Pay Pal

Investment Property:
None.

EXHIBIT A-1

FORM OF LINE OF CREDIT NOTE

$5,000,000                                    September 5, 2014

FOR VALUE RECEIVED, intending to be legally bound hereby, CCA Industries, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to Capital Preservation Solutions, LLC (together with its successors and assigns, “Lender”) at One Belmont Avenue, Suite 602, Bala Cynwyd, PA 19004 (or such other address as Lender may specify in writing to Borrower), the principal sum of FIVE MILLION DOLLARS ($5,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of the Line of Credit Loans (as defined in the Loan and Security Agreement referred to below) made by Lender, on the dates specified in the Loan and Security Agreement and to pay interest on such principal amount on the dates and at the rates (including, if applicable, the Default Rate) specified in the Loan and Security Agreement. All payments due to Lender under this Note shall be made at the place, in the type of money and funds and in the manner specified in the Loan and Security Agreement.

As used in this Note, “Loan and Security Agreement” shall mean the Loan and Security Agreement dated as of September 5, 2014, among Borrower and Lender, as amended, supplemented and/or modified from time to time. Capitalized terms that are used herein and not defined herein shall have the meaning given to such terms in the Loan and Security Agreement.

This Note may be voluntarily prepaid, and is subject to mandatory prepayment, in accordance with the provisions applicable to prepayments set forth in the Loan and Security Agreement.

This Note shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law). If any of the terms of this Note, or any agreement or instrument securing payment hereof, shall be declared invalid by any court of competent jurisdiction, such invalidity shall not affect any of the other terms hereof or such other instrument.

This Note is one of the Notes referred to in the Loan and Security Agreement. The holder of this Note is entitled to all of the benefits under the Loan and Security Agreement and the other Loan Documents including certain security provided thereunder and, upon the occurrence of certain events or conditions, payment of the Default Rate of interest. In addition, in case an Event of Default shall occur, the principal of, and accrued interest and fees, if any, on this Note shall become due and payable in the manner and with the effect provided in the Loan and Security Agreement.

Borrower hereby waives presentment for payment, demand, and, except for notices specifically required by the Loan and Security Agreement, notice of nonpayment, notice of protest, and protest of this Note, and all other notices or demands in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first above written.

CCA INDUSTRIES, INC.

By: ______________________________________
Name:
Title:

[Signature Page to Line of Credit Note]

EXHIBIT A-2

FORM OF TERM NOTE

$1,000,000                                      September 5, 2014

FOR VALUE RECEIVED, intending to be legally bound hereby, CCA Industries, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to Capital Preservation Solutions, LLC (together with its successors and assigns, “Lender”) at One Belmont Avenue, Suite 602, Bala Cynwyd, PA 19004 (or such other address as Lender may specify in writing to Borrower), the principal sum of ONE MILLION DOLLARS ($1,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan (as defined in the Loan and Security Agreement referred to below) made by Lender, on the dates specified in the Loan and Security Agreement and to pay interest on such principal amount on the dates and at the rates (including, if applicable, the Default Rate) specified in the Loan and Security Agreement. All payments due to Lender under this Note shall be made at the place, in the type of money and funds and in the manner specified in the Loan and Security Agreement.

As used in this Note, “Loan and Security Agreement” shall mean the Loan and Security Agreement dated as of September 5, 2014, among Borrower and Lender, as amended, supplemented and/or modified from time to time. Capitalized terms that are used herein and not defined herein shall have the meaning given to such terms in the Loan and Security Agreement.

This Note may be voluntarily prepaid, and is subject to mandatory prepayment, in accordance with the provisions applicable to prepayments set forth in the Loan and Security Agreement.

This Note shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (excluding the laws applicable to conflicts or choice of law). If any of the terms of this Note, or any agreement or instrument securing payment hereof, shall be declared invalid by any court of competent jurisdiction, such invalidity shall not affect any of the other terms hereof or such other instrument.

This Note is one of the Notes referred to in the Loan and Security Agreement. The holder of this Note is entitled to all of the benefits under the Loan and Security Agreement and the other Loan Documents including certain security provided thereunder and, upon the occurrence of certain events or conditions, payment of the Default Rate of interest. In addition, in case an Event of Default shall occur, the principal of, and accrued interest and fees, if any, on this Note shall become due and payable in the manner and with the effect provided in the Loan and Security Agreement.

Borrower hereby waives presentment for payment, demand, and, except for notices specifically required by the Loan and Security Agreement, notice of nonpayment, notice of protest, and protest of this Note, and all other notices or demands in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first above written.

CCA INDUSTRIES, INC.

By: ______________________________________
Name:
Title:

[Signature Page to Term Note]

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

[date on which certificate is delivered]

Reference is made to the Loan and Security Agreement dated as of [_____], 2014 (as amended, modified or supplemented through the date hereof, the “Loan Agreement”), by and among CAPITAL PRESERVATION SOLUTIONS, LLC, as Lender (“Lender”) and CCA INDUSTRIES, INC. (“Borrower”). Capitalized terms used but not otherwise defined herein shall have the definitions given to such terms in the Loan Agreement.

This Borrowing Base Certificate is delivered by Borrower as of the close of business on [August 31] [insert date within 5 Business Days of Closing Date] [insert date in respect of a borrowing][insert applicable month-end date] (the “Reference Date”). In accordance with the terms of Section [4.1(f) and 4.2(e)] [4.2(e) and 5.14] [5.14] of the Loan Agreement, the undersigned, the [Chief Financial Officer] [Chief Executive Officer] of the Borrower, does hereby certify to Lender as follows:

As of the close of business on the Reference Date, the Borrowing Base of Borrower was $_____________, calculated as set forth below.

Calculation of Borrowing Base

•	Accounts owned by Borrower	$____________
2.	Ineligible Accounts (as more specifically set forth on Schedule 1)	_____________
3.	Eligible Accounts (item 1 minus item 2)	_____________
4.	80% of Eligible Accounts (item 3 x. 0.80)	_____________
5.	Inventory (all Inventory of Borrower, valued at the lower of cost or market)	_____________
6.	Ineligible Inventory (as more specifically set forth on Schedule 1)
7.	Eligible Inventory (item 5 minus item 6)	_____________
8.	50% of Eligible Inventory (item 7 x. 0.50)	_____________
9.	Availability Reserves as established by Lender	_____________
10.	Borrowing Base (item 4 plus item 8 minus item 9)	_____________
11.	Line of Credit Commitment	$5,000,000
12.	Outstanding Line of Credit Loans	_____________
13.	Available Line of Credit Commitment (lesser of (a) the amount on line 10 minus the amounts on line 12 and (b) the amount on line 11 minus the amounts on line 12)	_____________

Attached hereto are schedules showing (i) Ineligible Accounts and (ii) Ineligible Inventory. The undersigned hereby certifies and warrants that the information provided therein is true, complete and correct as of the date hereof.

The undersigned further certifies and warrants that there has been no material adverse change in the financial condition of Borrower from that shown by the last audited annual financial statements delivered to Lender pursuant to the Loan Agreement, and that, to the best knowledge of the undersigned, no Event of Default or Default under the Loan Agreement is existing on the date of this certification.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Borrowing Base Certificate as of the date first above written.

CCA INDUSTRIES, INC.

By: ______________________________
Name:
Title:

SCHEDULE 1
Calculation of Ineligible Accounts

1.	Accounts not lawfully owned by Borrower, or in which Borrower has no right to grant a security interest therein	$____________
2.	Invalid or unenforceable Accounts	_____________
3.	Accounts subject to any defense, set-off, counterclaim, warranty claim, credit, allowance or adjustment	_____________
4.	All Accounts arising from the sale of goods, to the extent such goods have not been delivered, the Purchaser has not accepted such goods, and such goods have been returned, rejected, lost or damaged	_____________
5.
All Accounts arising from the sale of goods, where such sale was not an absolute sale or was on consignment, on approval, on a sale-or-return basis or subject to any other repurchase or return agreements, or where such goods have not been shipped or otherwise made available to the applicable Purchaser in accordance with Borrower’s agreements with such Purchaser or between such Purchaser and the Emerson Parties acting pursuant to the Emerson Contracts
_____________
6.	All Accounts not arising in the ordinary course of business of Borrower or the Emerson Parties acting pursuant to the Emerson Contracts	_____________
7.	All Accounts where the Purchaser owing such account receivable is subject to a proceeding under any Debtor Relief Laws
8.
All Accounts not invoiced on or about the date on which the Inventory or other goods were delivered, or which have remained unpaid for more than 90 days from the earlier of the date of shipment, performance of services or the date of invoice
_____________
9.	All Accounts where the Purchaser is a government or governmental agency or authority	_____________
10.
All Accounts owed by a Purchaser who is not located in the United States or Canada or any state or other political subdivision of the United States or Canada, or such Purchaser does not maintain an office in the United States or Canada to which such Account is invoiced
_____________

11.	All Accounts where the payment has been returned uncollected for any reason	_____________
12.	All Accounts where the Purchaser for such accounts receivable is in default pursuant to the terms of the underlying agreements creating such Accounts	_____________
13.	All Accounts where the Purchaser owing such Accounts is Borrower or an Affiliate or Subsidiary of Borrower or an employee, officer, director or shareholder of Borrower or any Affiliate or Subsidiary	_____________
14.	All contra Accounts	_____________
15.	All Accounts owed by any Purchaser for which Borrower or any of the Emerson Parties acting pursuant to the Emerson Contracts has imposed sales terms of payment in advance or cash on delivery	_____________
16.	All Accounts owed by a Delinquent Purchaser or any Subsidiary or Affiliate of a Delinquent Purchaser	_____________
17.	All Accounts not subject to a valid and enforceable first priority perfected Lien in favor of Lender	_____________
18.
All Accounts where the Purchaser owing such Account is not located in or does not maintain assets in a state the courts of which are available to Borrower to enforce such Account without the need of Borrower to cure any failure to qualify to do business, to file any overdue tax returns, to pay any past due tax, to file any past due business activities reports or to comply with any other requirement for the use of such courts
_____________
19.
All Accounts evidenced by an Instrument, a letter of credit or a judgment, and any such Instrument, letter of credit or judgment has not been assigned to Lender or copies (or if requested by Lender, originals) of any such Instruments or letters of credit have not been delivered to Lender
_____________
20.	All Accounts where Inventory giving rise to such Account was, at the time of sale thereof, subject to any Lien except those in favor of Lender	_____________
21.	All Accounts that arise from services under or related to any warranty obligation of Borrower or out of service charges, finance charges or other fees for the time value of money	_____________

22.
All Accounts where a bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of Borrower or any other obligor in respect of any of Borrower’s agreements with the Purchaser
_____________
23.	All Accounts where part of the Account represents retainage	_____________
24.
Any Account subject to any Emerson Contract or collectible by any Emerson Party if (i) any Emerson Party has become insolvent, bankrupt or has generally failed to pay its debts as such debts become due, (ii) any Emerson Party has been adjudicated insolvent or bankrupt, (iii) any Emerson Party has admitted in writing its inability to pay its debts, (iv) any Emerson Party has suffered a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within 60 days, (v) any Emerson Party has made a general assignment for the benefit of creditors, (vi) any Emerson Party has suffered proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within 60 days, (vii) a proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors has been instituted or commenced by such Emerson Party, (viii) an order for relief has been entered relating to any of the foregoing proceedings, and (ix) any Emerson Party has by any act or failure to act indicated its consent to, approval of or acquiescence in any of the foregoing
_____________
25.
Any Account subject to any Emerson Contract or collectible by any Emerson Party if any judgment, writ, warrant or attachment or execution or similar process shall have been rendered, issued or levied against such Account or proceeds thereof held by any Emerson Party or its representative for or on behalf of, or due by any Emerson Party or its representative to, Borrower, unless such process shall have been paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within 30 days after its issuance or levy or, in the case of any judgment, such judgment is covered by insurance (and the insurer has not expressly disclaimed coverage with respect thereto)
_____________
26.	Other Accounts that Borrower has been notified are not otherwise acceptable to Lender	_____________

SCHEDULE 2
Calculation of Ineligible Inventory

1.	Inventory that is not subject to a first priority, valid and enforceable, perfected Lien in favor of Lender	$____________
2.
Inventory that is not in Lender’s opinion covered by adequate insurance protection against theft, loss or damage or Inventory the insurance for which is not in effect in compliance with Section 5.16 of the Loan Agreement
_____________
3.	Inventory subject to a Lien other than a Lien in favor of Lender	_____________
4.
Inventory that is, in Lender’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity, and/or failure to meet applicable customer specifications or acceptance procedures
_____________
5.	Inventory that does not conform to all standards imposed by any governmental authority or is not made in compliance with applicable law, including the Fair Labor Standards Act	_____________
6.	Inventory in which any Person, other than Borrower, has any direct or indirect ownership, interest or title to such Inventory	_____________
7.
Inventory that is not finished goods (it being understood, however, that replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are of a research nature, goods that have been returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment and goods being rented to clients are ineligible Inventory)
_____________

8.
Inventory that is located (i) at premises owned by Borrower subject to a mortgage in favor of a Person other than Lender unless the mortgagee has delivered a mortgagee waiver in form and substance satisfactory to Lender, (ii) at premises leased by Borrower unless (v) the lessor has delivered to Lender a landlord or similar waiver satisfactory to Lender in its sole discretion, or (w) if no landlord's waiver has been so delivered, a reserve for rent, charges, and other amounts due or to become due with respect to such facility for a period of 3 months plus any past-due rent, charges or other amounts has been established by Lender; or (iii) at a third party warehouse or bailee (other than a third party processor) unless (x) such warehouseman or bailee has delivered to Lender a third party waiver satisfactory to Lender in its sole discretion, or (y) if no such waiver has been so delivered, a reserve for charges and other amounts due or to become due with respect to such warehouse or bailee location for a period of 3 months plus any past-due charges or other accounts has been established by Lender
_____________
9.	Inventory that is the subject of a consignment	_____________
10.	Inventory that is perishable
11.
Inventory that contains, bears or is subject to any intellectual property rights licensed to Borrower and Lender is not satisfied, after reviewing the licensing arrangements (which Borrower must provide to Lender promptly upon execution thereof) that Lender may sell or otherwise dispose of such Inventory without (i) the consent of the licensor unless such consent has been obtained and is in full force and effect (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, and (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement
_____________
12.
Inventory that contains, bears or is subject to any intellectual property rights of Borrower and Lender has not been granted a right to use the same during the occurrence and continuation of an Event of Default pursuant to a collateral assignment or otherwise
_____________
13.	Inventory that is not reflected in a current perpetual inventory report of Borrower	_____________
14.	Inventory that is subject to any reclamation rights asserted by the seller	_____________
15.	Inventory that is subject to an enforceable retention of title arrangement	_____________

16.	Inventory that is an agricultural product	_____________
17.	Inventory that Lender otherwise determines is not acceptable	_____________

EXHIBIT C
CCA INDUSTRIES, INC.
WARRANT TO PURCHASE COMMON STOCK
VOID AFTER 5:00 P.M. (UNITED STATES EASTERN TIME)
ON SEPTEMBER 5, 2019, AS PROVIDED HEREIN.
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.
Issuance Date: September 5, 2014
FOR VALUE RECEIVED, CCA Industries, Inc., a Delaware corporation (“Company”), hereby agrees to sell to Capital Preservation Solutions, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), upon the terms and on the conditions of this warrant (this “Warrant”), the number of fully paid and non-assessable shares of Common Stock representing an aggregate amount of Common Stock (the “Warrant Stock”), when added to all shares of Common Stock previously issued upon exercise of this Warrant, that does not exceed twenty-four (24%) of the amount equal to (a) the Company’s issued and outstanding shares of Common Stock and Class A Common Stock as of each date this Warrant is exercised in accordance with the terms set forth herein, less (b) in each case, the aggregate amount of shares of Common Stock (if any) issued upon exercise of this Warrant (the amount of clause (a) and (b) shall be referred to as the “Outstanding Capital Stock Amount”) at a purchase price of $3.17 per share (such amount, subject to the adjustments set forth herein, the “Warrant Price”). For the avoidance of doubt, at each exercise of this Warrant (each an “Exercise Event”), all shares of Common Stock that were issued upon exercise of this Warrant prior to such Exercise Event shall be included in the calculation to determine whether the Holder will, following such Exercise Event, own more than twenty-four (24%) of the Outstanding Capital Stock Amount. The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth. The term “Common Stock” shall mean, when used herein, the common stock of the Company, par value $.01 per share, and any capital stock into which such common stock shall have been converted, exchanged or reclassified following the date hereof.
1.Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part and from time to time, during the term commencing on the date hereof and ending at 5:00 p.m. (United States Eastern Time) on September 5, 2019 (subject to extension as provided below, the “Exercise Period”); provided, however, that in the event that the expiration date of this Warrant shall fall on a Saturday, Sunday or United States federally recognized holiday, the expiration date for this Warrant shall be extended to 5:00 p.m. (United States Eastern Time) on the first business day following such Saturday, Sunday or recognized holiday.
2.    Exercise of Warrant.
(a)    This Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period by:
(i)    completing the exercise form attached hereto (the “Exercise Notice”);
(ii)    surrendering this Warrant to the Company at the address set forth in Section 9; and
(iii)    paying to the Company an amount equal to (A) the number of shares of Warrant Stock in respect of which this Warrant is being exercised pursuant to this Section 2 multiplied by (B) the Warrant Price in effect as of the date on which this Warrant is exercised (the “Aggregate Exercise Price”) in accordance with Section 2(b).
(b)    Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:
(i)    by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)    by instructing the Company to withhold or cancel a number of shares of Warrant Stock then issuable upon exercise of this Warrant with an aggregate Fair Market Value (as defined in Section 2(c) below) as of the date on which this Warrant is exercised pursuant to this Section 2 equal to such Aggregate Exercise Price; or
(iii)    any combination of (i) or (ii).
(c)    When used herein, the term “Fair Market Value” shall mean, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system (the “OTC Bulletin Board”), the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB or OTC Pink (the “Pink OTC Markets”) or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Trading Day” as used in this sentence means Trading Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined by the Board of Directors of the Company.
(d)    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. The Company shall pay cash in lieu of fractional shares based upon the Fair Market Value of such fractional shares of Common Stock at the date of exercise of this Warrant.
(e)    In the event of any exercise of the rights represented by this Warrant, the Warrant Stock so purchased shall be registered in the name of the Holder within a reasonable time after such rights shall have been so exercised. The Person in whose name the Warrant Stock is registered upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such Warrant Stock immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Aggregate Exercise Price and any applicable taxes was made, irrespective of the date of registration of the Warrant Stock, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such Warrant Stock at the opening of business on the next succeeding date on which the stock transfer books are open. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant. When used herein, the term “Person” shall mean any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, governmental authority, or any other entity of any nature whatsoever.
3.    Restrictions on Disposition of Warrant and Warrant Stock.
(a)    The Holder hereby acknowledges that (i) this Warrant and any Warrant Stock that may be acquired upon exercise of this Warrant pursuant hereto are, as of the date hereof, not registered: (A) under the Securities Act on the ground that the issuance of this Warrant is exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering or (B) under any applicable state securities laws, and (ii) the Company’s reliance on the Section 4(a)(2) exemption of the Securities Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder. The Holder represents and warrants that:
(iv)    the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(v)    the Holder is acquiring this Warrant and the Warrant Stock to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Stock, except pursuant to sales registered or exempted under the Securities Act;
(vi)    the Holder does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of this Warrant or the Warrant Stock to or through any Person;
(vii)    the Holder understands and acknowledges that this Warrant and the Warrant Stock to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;
(viii)    the Holder is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered as a broker-dealer;
(ix)    the Holder, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in this Warrant and the Warrant Stock, and has so evaluated the merits and risks of such investment; and
(x)    the Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Stock. The Holder has had an opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents and representatives regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
(b)    If, at the time of issuance of Warrant Stock upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, Holder hereby agrees that Holder will not sell, transfer, offer, pledge, hypothecate or otherwise dispose of all or any part of the Warrant Stock unless and until Holder shall first have given notice to the Company describing such sale, transfer, offer, pledge, hypothecation or other disposition and there shall be available exemptions from such registration requirements that exist. Should there be any reasonable uncertainty or good faith disagreement between the Company and the Holder as to the availability of such exemptions, then the Holder shall be required to deliver to the Company (i) an opinion satisfactory to the Company rendered by counsel selected by the Holder to the effect that such offer, sale, transfer, pledge, hypothecation or other disposition is in compliance with an available exemption under the Securities Act and other applicable securities laws, or (ii) an interpretative letter from the Securities and

Exchange Commission to the effect that no enforcement action will be recommended if the proposed offer, sale, transfer, pledge hypothecation or other disposition is made without registration under the Securities Act. If, at the time of issuance of Warrant Stock upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, the Warrant Stock issued upon exercise of this Warrant shall bear a legend reading substantially as follows:
“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION.”
4.    Reservation of Shares; Certain Representations and Warranties; Certain Covenants. The Company hereby agrees, represents and warrants that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock (or other securities subject to this Warrant from time to time) as shall be required for issuance upon exercise of this Warrant. The Company further agrees that all shares of Warrant Stock represented by this Warrant have been duly authorized and will, upon issuance and against payment of the Aggregate Exercise Price, be validly issued, fully paid and non-assessable. The Company represents and warrants that (a) its execution and delivery of this Warrant has been authorized by all necessary and appropriate corporate action under its organizational documents and any applicable agreements and in conformity with applicable law and the rules of the NYSE MKT and that this Warrant has been executed by an authorized representative of the Company; provided, however, that until such time as the Company has advised the Holder of the listing of the Warrant Stock on the NYSE MKT, such Warrant Stock has not been listed on the NYSE MKT; and (b) this Warrant represents a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization laws or other laws of general application affecting the rights of creditors generally or by general principles of equity. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. The Company shall have (i) within three business days after the date hereof (as such date may be extended by the Holder in its sole discretion), filed a listing application with the NYSE MKT with respect to the listing of the Warrant Stock on the NYSE MKT, and (ii) within 30 days after the date hereof (as such date may be extended by the Holder in its sole discretion), delivered to the Holder evidence of approval by the NYSE MKT for listing of the Warrant Stock on the NYSE MKT.
5.    Capital Adjustments. This Warrant is subject to the following further provisions:

(a)    Adjustment to Warrant Price Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time from the date hereof until the end of the Exercise Period, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced. If the Company at any time from the date hereof and until the end of the Exercise Period combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 5(a)) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective. When used herein, the term “Options” shall mean any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities, and the term “Convertible Securities” shall mean any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.
(b)    Adjustment to Warrant Price Upon Reorganization, Reclassification, Consolidation or Merger. If, at any time or from time to time from the date hereof until the end of the Exercise Period, any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend, subdivision, or combination addressed by Section 5(a)), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 5(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or other such transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of shares of Warrant Stock then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other such transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of shares of Warrant Stock then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Company and the Holder) shall be made with respect to the Holder's rights under this Warrant to insure that the provisions of this Section 5 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions that occur any time from the date hereof until the end of the Exercise Period. At any time from the date hereof until the end of the Exercise Period, the Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 5(b), the Holder shall have the right, until the end of the Exercise Period, to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 1 instead of giving effect to the provisions contained in this Section 5(b) with respect to this Warrant.
(c)    No Other Adjustments. Except for those adjustments provided for in Sections 5(a) and 5(b), there shall be no other adjustment to the Warrant Price or the number of shares of Warrant Stock issuable upon exercise of this Warrant, including, without limitation, with respect to any issuance or sale by the Company after the date of this Warrant of: (i) shares of Common Stock issued upon the exercise of this Warrant; (ii) shares of Common Stock issued directly or upon the exercise or conversion of Options or Convertible Securities to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, as applicable, in each case, which are authorized by the Board of Directors of the Company and are issued pursuant to a bonus plan, stock option or equity–based plan or other similar policy or program of the Company (including, without limitation, the Company’s 2005 Amended and Restated Stock Option Plan); (iii) shares of Common Stock issued upon the exercise or conversion of Options and Convertible Securities issued prior to the date of this Warrant, provided that such securities are not amended (except with respect to amendments to reflect adjustments for stock splits, stock combinations, stock dividends and recapitalizations) after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; and (iv) shares of Common Stock, Options, Convertible Securities or other securities issued following the date of this Warrant to financial institutions, strategic or institutional investors, or other Persons in connection with credit arrangements, financings or similar transactions which are approved by the Board of Directors of the Company.
(d)    Certificate as to Adjustment.
(i)    As promptly as reasonably practicable following any adjustment of the Warrant Price, but in any event not later than 10 business days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)    As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than 10 business days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Warrant Price then in effect and the number of shares of Warrant Stock or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.
6.    Notice to Holder.

(a)    Notice of Record Date. In the event:
(i)    that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(ii)    of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or
(iii)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Stock.
7.    Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver a new Warrant of like tenor dated the date hereof.
8.    Warrant Holder not a Stockholder. Without limiting rights of the Holder in respect of any shares of stock of the Company or other securities owned by the Holder, the Holder of this Warrant shall not be entitled by reason of holding this Warrant to any rights whatsoever as a stockholder of the Company.
9.    Notices. All notices, consents, waivers, and other communications required or permitted by this Warrant shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

To the Company:
CCA Industries, Inc. 200 Murray Hill Parkway East Rutherford, New Jersey 07073 Attention: Stephen A. Heit, Executive Vice President & CFO Telephone: (201) 935-3232 Fax: (201) 935-4158
To Holder:
Capital Preservation Holdings, LLC One Belmont Avenue Suite 602 Bala Cynwyd, PA 19004 Attention: Lance T. Funston Telephone: (610) 592-0049 Fax: (610) 592-0043
10.    Antitakeover Provisions. Company has taken all actions required to exempt this Warrant, the Warrant Stock issuable pursuant to this Warrant, the parties hereto, and the other transactions contemplated hereby from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including without limitation section 203 of the Delaware General Corporation Law (“Takeover Laws”). Company shall not take any action that would cause any of the foregoing to be subject to requirements imposed by any Takeover Law, and Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the foregoing from any applicable Takeover Law, as now or hereafter in effect.
11.    Choice of Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
12.    Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant (“Covered Matters”), (b) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state courts or federal courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter of any Covered Matter may not be enforced in or by such court
13.    Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.
14.    Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
15.    No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
16.    Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
17.    Amendment and Modification. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
18.    Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Warrant as of the Issuance Date.
CCA INDUSTRIES, INC.,
a Delaware corporation

By:______________________________
Name:    Stanley Kreitman
Title:     Chairman of the Board

ACCEPTED AND AGREED:
CAPITAL PRESERVATION SOLUTIONS, LLC,
a Delaware limited liability company

By:______________________________
Name:
Title:

FORM OF EXERCISE NOTICE
[May only be executed by the registered holder hereof]
The undersigned hereby exercises the right to purchase _________ shares of common stock, par value $0.01 per share (“Common Stock”), of CCA Industries, Inc., evidenced by the within Warrant Certificate, and tenders herewith payment of the purchase price for such shares in full in the following manner:

_____
The undersigned elects to exercise the Warrant by means of a cash payment in accordance with the provisions of Section 2(b)(i) of the Warrant, and tenders herewith payment in full for the purchase price of the shares being purchased.

_____	The undersigned elects to exercise the Warrant by means of a “cashless” exercise in accordance with the provisions of Section 2(b)(ii) of the Warrant.

___
The undersigned elects to exercise the attached Warrant by means of both a cash payment and a “cashless” exercise in accordance with the provisions of Section 2(b)(iii) of the Warrant, and tenders herewith payment in full for that portion of the purchase price being paid in cash.

________________________________
(Name)

_________________                    ________________________________
(Date)    (Signature)

EXHIBIT D

STOCK PURCHASE AGREEMENT by and among CAPITAL PRESERVATION HOLDINGS, LLC, as the Buyer, and DAVID EDELL and IRA BERMAN, as the Sellers Dated as of September 5, 2014

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 5, 2014, by and among Capital Preservation Holdings, LLC, a Delaware limited liability company (the “Buyer”), and David Edell (“Edell”) and Ira Berman (“Berman” and, together with Edell, the “Sellers” and each, individually, a “Seller”).
BACKGROUND
A.    Each Seller owns the number of shares of Common Stock, par value $0.01 per share, of CCA Industries, Inc., a Delaware corporation (the “Company,” and such stock, “Common Stock”), and shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock” and, together with Common Stock, “Company Common Stock”), in each case set forth next to such Seller’s name on Exhibit A attached hereto.
B.    The Sellers wish to sell to the Buyer, and the Buyer wishes to acquire from the Sellers, the number of shares of Common Stock and Class A Common Stock next to the applicable Seller’s name on Exhibit A, in each case in the manner contemplated by Section 1.1 and all upon the terms and subject to the conditions set forth herein.
For good and other valuable consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
AGREEMENT TO SELL AND PURCHASE
Section 1.1    Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing: (a) each Seller hereby sells, conveys, transfers and assigns the (i) shares of Common Stock (the “Purchased Common Shares”) identified as Purchased Common Shares next to such Seller’s name on Exhibit A and (ii) shares of Class A Common Stock (the “Purchased Class A Common Shares” and, together with the Purchased Common Shares, the “Purchased Company Shares”) identified as Purchased Class A Common Shares next to such Seller’s name on Exhibit A, in consideration for the purchase price for the Purchased Company Shares set forth on Exhibit A next to such Seller’s name, and (b) the Buyer hereby acquires from such Seller the number of Purchased Company Shares next to such Seller’s name on Exhibit A in consideration for the purchase price as described above.
ARTICLE II
CLOSING OF SALE AND PURCHASE
Section 2.1    Closing. The closing of the sale and purchase of the Purchased Company Shares pursuant to this Agreement (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP, 105 College Road East, Princeton, New Jersey 08542 on the date of execution and delivery of this Agreement by the parties hereto (such date is hereinafter referred to as the “Closing Date”).

Section 2.2    Closing Deliveries by the Sellers. At the Closing, subject to the terms and conditions hereof, each Seller shall deliver, or arrange to be delivered, to the Buyer:
(a)    stock certificates representing such Seller’s Purchased Shares together with fully-executed stock powers;
(b)    a resignation letter, duly executed by David Edell and Drew Edell, pursuant to which each such person is resigning from the Board of Directors of the Company; and
(c)    Letter Agreements, attached hereto as Exhibit B, duly executed by such Seller and the other parties thereto.
Section 2.3    Deliveries by the Buyer. At the Closing, subject to the terms and conditions hereof, the Buyer shall deliver to each Seller the wire transfer of immediately available funds in the amount set forth on Exhibit A.
Section 2.4    Consummation of Transactions. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of such Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred or shall have been validly waived in accordance herewith.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller hereby represents and warrants to the Buyer, severally as to himself and not jointly with the other Seller, as follows:
Section 3.1    Requisite Power. Such Seller has all requisite right, power and authority to execute and deliver this Agreement and any other agreements, documents and instruments to be delivered by such Seller that are contemplated herein or delivered pursuant hereto and to carry out their respective provisions.
Section 3.2    Authorization; Binding Obligations. All action on the part of such Seller necessary for the authorization of this Agreement and the performance of all obligations of such Seller hereunder has been taken. This Agreement, when executed and delivered, will be a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.
Section 3.3    Litigation. There is no claim, action, suit, proceeding or investigation pending or, to such Seller’s knowledge, currently threatened against such Seller that questions the validity of this Agreement or the right of such Seller to enter into this Agreement or challenges, or seeks to enjoin, prevent or otherwise delay, the ability of such Seller to consummate the transactions contemplated hereby.

Section 3.4    Ownership of the Purchased Shares. Such Seller owns beneficially and of record, and has good and marketable title to, his respective Purchased Company Shares, free and clear of any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind (collectively, “Encumbrances”).
Section 3.5    Finders’ Fees. No agent, broker, investment banker, person or firm, acting on behalf of or under the authority of such Seller is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated hereby.
Section 3.6    No Conflicts. The execution, delivery and performance of, and compliance with, this Agreement, does not and will not, with or without the passage of time or giving of notice, violate, be in conflict with or constitute a default under (a) any provision of any mortgage, indenture, contract, agreement, instrument or contract to which such Seller is party or by which he is bound, (b) any judgment, decree, order, writ, injunction, law, statute, rule or regulation of any domestic or foreign government (whether federal, state or local, including any political subdivision, department, instrumentality, commission, board, bureau or agency thereof, and any other regulatory, arbitral or administrative body, each a “Governmental Entity”) or (c) the laws and regulations of the Securities and Exchange Commission (including, without limitation, the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder) and the Securities Exchange Act of 1934, as amended (including the rules and regulations of the Securities and Exchange Commission promulgated thereunder)) or any foreign securities regulatory body, or any Governmental Entity succeeding to any or all of the functions of any of the foregoing, or any national securities exchange, including, without limitation, the New York Stock Exchange) applicable to the Company or such Seller.
Section 3.7    Acknowledgement. Such Seller is a sophisticated investor and has made his own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby. Such Seller hereby acknowledges that such Seller (a) has been supplied with, has had access to, and is familiar with all existing information with respect to the Company including financial information, to which a reasonable seller would attach significance in making decisions with respect to the sale of the Purchased Company Shares, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Company; (b) is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Buyer or any of its affiliates or representatives; and (c) understands that he should consult his own legal and tax advisors regarding the legal and tax implications to him of the transactions contemplated hereby.
Section 3.8    Full Disclosure. No representation or warranty by the Sellers in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer hereby represents and warrants to each Seller as follows:

Section 4.1    Organization; Requisite Power. The Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver this Agreement and any other agreements, documents and instruments to be delivered by the Buyer that are contemplated herein or delivered pursuant hereto and to carry out their respective provisions.
Section 4.2    Authorization; Binding Obligations. All limited liability company action on the part of the Buyer necessary for the authorization of this Agreement and the performance of all obligations of the Buyer hereunder has been taken. This Agreement, when executed and delivered, will be legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.
Section 4.3    No Conflicts; Government Approvals. The execution, delivery and performance of, and compliance with, this Agreement, will not, with or without the passage of time or giving of notice, violate, be in conflict with or constitute a default under (a) any term of the certificate of formation, limited liability company agreement or other organizational or governing document of the Buyer or (b) any judgment, decree, order, writ, injunction, law, statute, rule or regulation of any Governmental Entity applicable to the Buyer. No authorization, consent or approval of any Governmental Entity (including courts) is required for the execution and delivery by the Buyer of this Agreement or the performance of its obligations hereunder.
Section 4.4    Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Buyer’s knowledge, currently threatened against the Buyer that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.
ARTICLE V
MISCELLANEOUS
Section 5.1    Governing Law. This Agreement shall be construed in accordance with and governed by the domestic laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions that would cause the application of the substantive domestic laws of any other jurisdiction).
Section 5.2    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled solely by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction pursuant to this Section 5.2. The arbitration proceeding shall be located in Wilmington, Delaware. Within 14 days after the commencement of arbitration, the Buyer, on the one hand, and the Sellers, on the other hand, shall each select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The arbitrators shall apply the substantive law of the State of Delaware. The award shall include a statement of the factual and legal basis for the decision. Any award of the arbitrators shall be final and binding on the parties to this Agreement and shall be enforceable in any court having jurisdiction over the losing party or its or his assets, to the extent permitted by the law of such jurisdiction. The parties to any arbitration hereby expressly submit to the jurisdiction of the courts of the State of Delaware and of the United States of America for the sole purpose of enforcing, modifying or vacating arbitral awards and for disputes that are removed from the arbitration in accordance with the Commercial Arbitration Rules. Each party hereto agrees that any and all proceedings, notices and documents so served shall have been properly served upon such party within the State of Delaware and that such service shall thereby confer personal jurisdiction upon such party.
Section 5.3    Cumulative Remedies; Failure to Pursue Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.
Section 5.4    Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby acknowledged that, notwithstanding Section 5.2 hereof, the parties hereto shall be entitled to petition the courts of the State of Delaware or the United States District Court for the District of Delaware for an injunction or injunctions to restrain, enjoin and prevent a failure to perform this Agreement by the other party and to enforce specifically such terms and provisions of this Agreement.
Section 5.5    Amendment and Waiver. No provision of this Agreement may be amended, modified or waived except upon the written consent of the Buyer and the Sellers. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 5.6    Assignment; Binding Effect. The rights and obligations set forth herein may not be assigned or delegated by the Sellers, and may be assigned or delegated by the Buyer to any person. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.
Section 5.7    Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in connection herewith.
Section 5.8    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile or electronic transmission, commercial (including Federal Express) or U.S. Postal Service overnight delivery service, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as follows:

(a)    To the Sellers:
Ira Berman
61 Bryant Avenue, Apt. 316
Roslyn, NY 11576
Facsimile: (201) 935-0415

and

David Edell
791 Emerald Harbor Drive
Long Boat Key, FL 34228-1609
Facsimile: (201) 935-0415

(b)    To the Buyer:
Capital Preservation Holdings, LLC
One Belmont Avenue
Suite 602
Bala Cynwyd, PA 19004
Attention: Lance T. Funston
Facsimile: (610) 592-0049
Email: lfunston@ultimarkproducts.com
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile or electronic transmission, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent prior to 5:00 p.m. U.S. Eastern Time, or the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent if sent after 5:00 p.m. U.S. Eastern Time; (iii) if sent by overnight delivery service, the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier or U.S. Postal Service; or (iv) if sent by first class mail, registered or certified, postage prepaid, the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the U.S. Postal Service. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.
Section 5.9    Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.
Section 5.10    Survival. The representations and warranties made herein and in the other documents delivered pursuant hereto shall survive the Closing indefinitely. The covenants and agreements made herein shall survive the Closing indefinitely.

Section 5.11    Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement.
Section 5.12    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
Section 5.13    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one and the same instrument. A facsimile, PDF or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.
Section 5.14    Entire Agreement. This Agreement and Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior understandings and agreements pertaining thereto, whether oral or written.
Section 5.15    Further Assurances. Each party hereto shall, from time to time and without further consideration after the Closing Date, execute such further instruments and take such other actions as any other party hereto shall reasonably request in writing to effectuate the purposes of this Agreement.
Section 5.16    Voting Agreement. The Sellers understand that the Company and Ultimark Products, Inc. (“Ultimark”) have engaged in preliminary, non-binding discussions regarding the terms of a possible transaction involving Ultimark (or an affiliate thereof) and the Company (the “Proposed Transaction”). Each Seller, with respect to such Seller’s shares of Common Stock, does hereby constitute and appoint the Buyer, and each nominee of the Buyer, with full power of substitution, as his true and lawful attorney and proxy, for and in his name, place and stead, to vote each of such shares of Common Stock, whether now owned or hereinafter acquired by such Seller or with respect to which such Seller has or hereafter acquires, as his proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign his name (as stockholder) to any consent, certificate or other document relating to the Company that may be permitted or required by applicable law) (a) in favor of the approval of the Proposed Transaction and any other transactions or agreements contemplated or entered into pursuant to the Proposed Transaction, (b) against any transaction pursuant to a Proposal (as defined in the Standstill Agreement Letter, dated as of August 25, 2014, between the Company and Capital Preservation Solutions, LLC) by any party other than Ultimark, Buyer or their affiliates or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company related to the Proposed Transaction or which could result in any of the conditions to the Company’s obligations related to the Proposed Transaction or any other transaction or agreement contemplated or entered into pursuant to the Proposed Transaction not being fulfilled, and (c) in favor of any other matter relating to the consummation of any agreement or transaction contemplated or entered into pursuant to the Proposed Transaction. Each Seller further agrees to cause the number of shares of Common Stock over which he has voting power, whether now owned or hereinafter acquired by such Seller or with respect to which such Seller has or hereafter acquires voting power, to be voted in accordance with the foregoing. Each Seller shall perform further acts and execute such further documents and instruments as may reasonably be required to vest in the

Buyer the power to carry out the provisions of this Section 5.16. The obligations of each Seller under this Section 5.16 shall terminate upon the earlier of (i) the date of termination of negotiations regarding the Proposed Transaction and (ii) the date of termination of any transaction or agreement entered into pursuant to the Proposed Transaction.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

BUYER:

CAPITAL PRESERVATION HOLDINGS, LLC

By:    /s/ Lance T. Funston
Name: Lance T. Funston
Title: Managing Member

SELLERS:

/s/ David Edell
DAVID EDELL

/s/ Ira Berman
IRA BERMAN

[Signature Page to Stock Purchase Agreement]

Exhibit A

Summary of Transfers

Seller	Class A Common Shares	Common Shares	Total	Purchase Price @$3.50/share
Ira Berman	483,087	100,000	583,087	$2,040,805
David Edell	484,615	100,000	584,615	$2,046,152